AURIZON MINES LTD.
 Suite 900- 510 Burrard Street,Vancouver, British Columbia
Canada  V6C 3A8
Tel:  (604)687-6600
Toll Free:  1-888-411-GOLD
Fax:  (604) 687-3932
 Email:  info@aurizon.com
Web Site:  www.aurizon.com

REVISED INITIAL
ANNUAL INFORMATION FORM
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

June 9, 2005

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

II

TABLE OF CONTENTS

Page

PRELIMINARY NOTES

1

Financial Statements

1

Currency

1

Definitions and Technical Terms

1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

1

CAUTIONARY NOTE TO U.S. READERS

2

GLOSSARY OF TECHNICAL TERMS AND DEFINITIONS

2

CORPORATE STRUCTURE

6

GENERAL DEVELOPMENT OF THE BUSINESS

7

Three Year History

7

DESCRIPTION OF THE BUSINESS

8

General

8

Risk Factors

10

Mineral Projects

13

Casa Berardi Property

13

Beaufor Property, Québec

40

DIVIDENDS

41

GENERAL DESCRIPTION OF CAPITAL STRUCTURE

41

MARKET FOR SECURITIES

42

DIRECTORS AND OFFICERS

42

LEGAL PROCEEDINGS

45

AUDIT COMMITTEE INFORMATION

46

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

46

TRANSFER AGENTS AND REGISTRARS

46

MATERIAL CONTRACTS

47

INTERESTS OF EXPERTS

47

ADDITIONAL INFORMATION

47

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

PRELIMINARY NOTES

In this Annual Information Form, Aurizon Mines Ltd. is referred to as "Aurizon" or the "Company".  All information contained herein is as at December 31, 2004, unless otherwise stated.

Financial Statements

This Annual Information Form should be read in conjunction with the Company's consolidated financial statements and management's discussion and analysis for the 12 months ended December 31, 2004.  The financial statements and management's discussion and analysis are available at www.aurizon.com and under the Company's profile on the SEDAR website at www.sedar.com.  All financial statements are prepared in accordance with Canadian generally accepted accounting principals.

Currency

All sums of money which are referred to in this Annual Information Form are expressed in lawful money of Canada, unless otherwise specified.

Definitions and Technical Terms

Capitalized terms that are not otherwise defined in the body of this Annual Information Form and technical terms are defined in "Glossary and Technical Terms" herein.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Annual Information Form and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of securities legislation and the United States Private Securities Litigation Reform Act of 1995.  These forward-looking statements are made as of the date of this Annual Information Form or, in the case of documents incorporated by reference herein, as of the date of such documents and the Company does not intend, and does not assume any obligation, to update these forward-looking statements.

Forward-looking statements include, but are not limited to, statements with respect to pre-feasibility studies performed on the Casa Berardi Project (as defined below), the future price of gold and silver, the estimation of mineral reserves and resources, the realization of mineral reserve and resource estimates, the timing and amount of estimated future production, costs of production, capital expenditures, costs and timing of the development of new deposits, success of exploration activities, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims, limitations on insurance coverage and the timing and possible outcome of pending litigation.  In certain cases, forward-looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved".  Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such factors include, among others, risks related to the integration of acquisitions; risks related to international operations; risks related to joint venture operations; actual results of current exploration activities; actual results of current reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of gold and silver; possible variations in ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled "Risk Factors" in this Annual Information Form.  Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.  There can be no assurance that forward-

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, readers should not place undue reliance on forward-looking statements.

CAUTIONARY NOTE TO U.S. READERS

As a British Columbia corporation, the Company is subject to certain rules and regulations issued by the British Columbia Securities Commission ("BC Securities Commission").  In this Annual Information Form, the Company is required to provide detailed information regarding its properties including mineralization, drilling, sampling and analysis, security of samples and mineral resource and mineral reserve estimates.  Further, the Company describes its properties utilizing mining terminology such as "indicated" in connection with resources that is required by Canadian regulations but is not recognized by the United States Securities and Exchange Commission ("SEC").

Cautionary Note to US Investors Regarding Mineral Resources

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this Annual Information Form such as "mineral resources" “indicated mineral resources” and “inferred resources" that the SEC guidelines strictly prohibit us from including in our Form 20-F filed with the SEC.

This Annual Information Form uses the term "indicated” resources. We advise U.S. Investors that while that term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into mineral reserves.

This Annual Information Form uses the term "inferred” resources. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it.  "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category.  Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases.  U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally mineable.

GLOSSARY OF TECHNICAL TERMS AND DEFINITIONS

In this Annual Information Form, the following terms have the following meanings:

Assay - To analyze the proportions of metals in an ore, to test an ore or mineral for composition, purity, weight, or other properties of commercial interest.

Au -  Gold.

Backfilling - The process of refilling an excavation, a mine opening, or the space around a foundation.

Ball Mill - A rotating horizontal cylinder with a diameter almost equal to the length supported by a frame or shaft, in which nonmetallic materials are ground using various types of grinding media such as quartz pebbles, porcelain balls, etc.

Carbon-in-leach (CIL) - A recovery process in which a slurry of gold ore, carbon granules and cyanide are mixed together. The cyanide dissolves the gold content and the gold is adsorbed on the carbon: the carbon is subsequently separated from the slurry for further gold removal.

Chert - A hard, extremely dense or compact, dull to semivitreous, sedimentary rock, consisting dominantly of interlocking crystals of quartz; it may contain amorphous silica (opal). It may be white or variously colored gray, green, blue, pink, red, yellow, brown, and black.

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

Collar - The mouth or upper end of a mine shaft.

Concentrates - The valuable fraction of an ore that is left after worthless material is removed in processing.

Core sample - One or several pieces of whole or split parts of core selected as a sample for analysis or assay.

Cut-and-fill - A stoping method in which the ore is excavated by successive flat or inclined slices, working upward from the level. However, after each slice is blasted down, all broken ore is removed, and the stope is filled with waste (backfill) up to within a few feet of the back before the next slice is taken out, just enough room being left between the top of the waste pile and the back of the stope to provide working space. The term cut-and-fill stoping implies a definite and characteristic sequence of operations: (1) breaking a slice of ore from the back; (2) removing the broken ore; and (3) introducing filling.

Cyanidation - A process of extracting gold and silver as cyanide slimes from their ores by treatment with dilute solutions of potassium cyanide or sodium cyanide. The slimes are subsequently fused and cast into ingots or bullion.

Development - The preparation of a mining property or area so that an orebody can be analyzed and its tonnage and quality estimates have been made; ore essentially ready for mining.

Diamond Drill - a machine designed to rotate under pressure an annular diamond studding cutting tool to produce a more or less continuous solid sample of material.

Diamond Drilling - A variety of rotary drilling in which diamond bits are used as the rock-cutting tool. It is a common method of prospecting for mineral deposits, especially in development work where core samples are desired.

Dilution - The contamination of ore with barren wall rock in stoping. The assay of the ore after mining is frequently 10% lower than when sampled in place.

Doré - Gold and silver bullion that remains in a cupelling furnace after the lead has been oxidized and skimmed off.

Drift - A horizontal or nearly horizontal underground opening driven along a vein to gain access to the deposit.

Feasibility Study - comprehensive study in which all geological, engineering, operating, economic and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.

Fill - Man-made deposits of natural earth materials (e.g. rock, soil, gravel) and waste materials (e.g. tailings or spoil from dredging), used to fill an enclosed space such as an old stope or chamber in a mine.

Gold Dore - the term for a bar of gold which contains impurities in excess of two percent.

Grade - The amount of valuable mineral in each ton of ore, expressed as troy ounces per ton or grams per tonne for precious metals and as a percentage for other metals.

Cut-off Grade - The lowest grade of mineralized rock that qualifies as ore grade in a given deposit, and is also used as the lowest grade below which the mineralized rock currently cannot be profitably exploited.  Cut-off grades vary between deposits depending upon the amenability of ore to gold extraction and upon costs of production.

Mill Head Grade - The grade of ore as it comes from a mine and goes to a mill.

Recovered Grade - Actual metal content of ore determined after processing.

Gravity Circuit - A method by which mineral particles are separated with the aid of water or air, according to the differences in their specific gravities.

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

Grinding - Size reduction of ore into fine particles to prepare it for processing.

Hoist - The machine used for raising and lowering the cage or other conveyance in a shaft.

Host Rock - The rock surrounding an ore deposit.

Infill Drilling - Diamond drilling at shorter intervals between existing holes, used to provide greater geological detail and to help establish reserve estimates.

Leaching - The separation, selective removal, or dissolving-out of soluble constituents from a rock or orebody by the natural action of percolating water, or the extraction of soluble metals or salts from an ore by means of slowly percolating solutions.

Milling Operation - Generally refers to the grinding and crushing of ore.

Mineralization - The process or processes by which mineral or minerals are introduced into a rock, resulting in a valuable or potentially valuable deposit.

Mining Claim - that portion of public mineral lands which a party has staked or marked out in accordance with provincial or state mining laws to acquire the right to explore for and exploit the minerals under the surface.

Metallurgy - The science and art of separating metals and metallic minerals from their ores by mechanical and chemical processes; the preparation of more metalliferous materials from raw ore.

Milling Circuit - The combination of various processes and systems which concentrate the valuable minerals.

Mine - An excavation beneath the surface of the ground from which mineral matter of value is extracted.

Net Smelter Return - a return based on the actual gold sale price received less the cost of refining at an off-site refinery.

Ore - a natural aggregate of one or more minerals which, at a specified time and place, may be mined and sold at a profit, or from which some part may be profitably separated.

Ounces - troy ounces; in this report production figures refer to gold having a fineness of at least 995 parts per 1,000 parts; other references to ounces in this report do not refer to a specific fineness.  There are 31.1035 grams in a troy ounce.

Ore - Rock, generally containing metallic or non-metallic minerals that can be mined and processed at a profit. Also, the mineral(s) thus extracted.

Orebody - A sufficiently large amount of ore that can be mined economically.

Oz/t -  troy ounces per short ton.

Pyrite - A common, pale-bronze or brass-yellow, isometric mineral. It is dimorphous with marcasite, and often contains small amounts of other metals. Pyrite has a brilliant metallic luster and an absence of cleavage, and has been mistaken for gold. Pyrite is the most wide-spread and abundant of the sulfide minerals and occurs in all kinds of rocks, such as in nodules in sedimentary rocks and coal seams or as a common vein material associated with many different minerals.

Quartz - 1. Crystalline silica, an important rock-forming mineral. It is, next to feldspar, the commonest mineral, occurring either in transparent hexagonal crystals (colorless, or colored by impurities) or in crystalline or cryptocrystalline masses. Quartz is the commonest gangue mineral of ore deposits, forms the major proportion of most sands, and has a widespread distribution in igneous, metamorphic, and sedimentary rocks. 2. A general term for a

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

variety of noncrystalline or cryptocrystalline minerals having the same chemical composition as that of quartz, such as chalcedony, agate, and opal.

Raise - A vertical hole between mine levels used to move ore or waste rock or to provide ventilation.

Ramp - An inclined underground tunnel which provides access for exploration or a connection between levels of a mine.

Reclamation - The process by which lands disturbed as a result of mining activity are reclaimed back to a beneficial land use. Reclamation activity includes the removal of buildings, equipment, machinery and other physical remnants of mining, closure of tailings impoundments, leach pads and other mine features, and contouring, covering and re-vegetation of waste rock piles and other disturbed areas.

Recovery Rate - A term used in process metallurgy to indicate the proportion of valuable material obtained in the processing of an ore. It is generally stated as a percentage of the material recovered compared to the total material present.

Refining - The final stage of metal production in which impurities are removed from the molten metal.

Reserves - A Mineral Reserve is the economically mineable part of a Measured or Indicated Mineral Resource demonstrated by at least a Preliminary Feasibility Study. This Study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A Mineral Reserve includes diluting materials and allowances for losses that may occur when the material is mined. . There are two categories of reserves:

Proven - A ‘Proven Mineral Reserve’ is the economically mineable part of a Measured Mineral Resource demonstrated by at least a Preliminary Feasibility Study. This Study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

Probable - A ‘Probable Mineral Reserve’ is the economically mineable part of an Indicated, and in some circumstances a Measured Mineral Resource demonstrated by at least a Preliminary Feasibility Study. This Study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

Resource - A Mineral Resource is a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction.  The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.

Measured Mineral Resource - A Measured Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

Indicated Mineral Resource - An Indicated Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

Inferred Mineral Resource - An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity.  The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

Scoping Study – a preliminary economic evaluation of indicated mineral resources using a financial analysis based on reasonable  assumptions of technical, engineering, operating and economic factors.  There is no certainty that the results of the scoping study will be realized.

Sediment - Solid fragmental material that originates from weathering of rocks and is transported or deposited by air, water, or ice, or that accumulates by other natural agents, such as chemical precipitation from solution or secretion by organisms, and that forms in layers on the Earth's surface at ordinary temperatures in a loose, unconsolidated form; e.g., sand, gravel, silt, mud, alluvium.

Shaft - A vertical passageway to an underground mine for moving personnel, equipment, supplies and material including ore and waste rock.

Shotcrete - A mixture made of course aggregate up to 2 cm thick, applied by pneumatic pressure through a specially adapted hose and used as a fireproofing agent and as a sealing agent to prevent weathering of mine timbers and roadways.

Slurry - A mixture of crushed and finely ground solids with water.

Stope - An area in an underground mine where ore is mined.

Sulphide Ore - refers to that part of the ore body that has not been oxidized by near-surface waters; generally contains the mineral pyrite (FeS2) and other sulphides.

Tailings - material rejected from a mill after the valuable minerals have been recovered.

Tonne - a metric ton of 1,000 kilograms (2,205 pounds).

Tons - dry short tons (2,000 pounds).

Troy Ounce - Troy ounce of a fineness of 999.9 parts per 1,000 parts, equal to 31.1034 grams.

Vein - An epigenetic mineral filling of a fault or other fracture in a host rock, in tabular or sheet like form, often with associated replacement of the host rock; a mineral deposit of this form and origin.

CORPORATE STRUCTURE

Name, Address and Incorporation

Aurizon was incorporated on April 8, 1988 as "343318 B.C. Ltd.", by filing a memorandum and articles with the Registrar of Companies under the Company Act (British Columbia) (the "BCCA").  On August 10, 1988, Aurizon's name was changed to "Aurizon Mines Ltd." in its English form and "Mines Aurizon Ltee." in its French form.  Pursuant to a statutory arrangement (the "Arrangement") carried out under the BCCA, Aurizon acquired all of the assets and assumed all of the liabilities of two predecessor companies, D'Or Val Mines Ltd. ("D'Or Val") and Perron Gold Mines Ltd. ("Perron"), effective as at August 24, 1988.    D'Or Val and Perron were both reporting companies under applicable Canadian securities laws at the time of the Arrangement.  The shares of D'Or Val were listed for trading on the Toronto, Montreal and Vancouver Stock Exchanges, and the shares of Perron were listed for trading on the Montreal and Vancouver Stock Exchanges.  Pursuant to the Arrangement, D'Or Val and Perron were amalgamated as "Amalgamated D'Or Val Perron Mines Ltd." immediately prior to the transfer of their assets to Aurizon, and the amalgamated company was then dissolved without winding up under the court order giving effect to the Arrangement.

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

The head office and registered and records office address of Aurizon is located at Suite 900 - 510 Burrard Street, Vancouver, British Columbia, V6C 3A8, Canada, telephone (604) 687-6600.

Intercorporate Relationships

The following chart sets out Aurizon’s corporate structure and the mineral properties owned.

ORGANIZATIONAL CHART OF
AURIZON MINES LTD.
(As at June, 2005)

GENERAL DEVELOPMENT OF THE BUSINESS

Aurizon Mines Ltd. is a Canadian-based gold mining company with development and exploration activities in the gold producing Abitibi region of north-western Quebec.  Formed in 1988 through the amalgamation of two predecessor companies, D’Or Val Mines Ltd. and Perron Gold Mines Ltd., Aurizon has been involved in the acquisition, exploration, development and operation of a number of gold properties in North America, most notably the Sleeping Giant Mine, the Beaufor Mine, and the Casa Berardi Mine.

Aurizon is currently developing its Casa Berardi Mine property where, in January 2005, Aurizon received a revised feasibility study for an initial start-up mining situation for the 868,000 mineral reserve ounces of gold above the 700 metre level in the Casa Berardi West Mine area.  The study outlines the first 5.5 years of production after a pre-production period of 18 months.  Pre-production capital costs are estimated at $84 million, the majority of which will be for underground mine development.  An internal scoping study has also been completed on the high grade resources below the 700 metre level, currently estimated at 368,000 ounces of gold.  Work has been initiated to integrate these high grade resources into the mining plan.

Three Year History

During the past three years, the Company’s major capital and exploration spending programs have occurred at the Casa Berardi and Sleeping Giant mines both located in Quebec, Canada.  At Casa Berardi, the Company has invested $45.9 million, while at the Sleeping Giant Mine, $13.1 million was invested in exploration, development and capital expenditures during this period.  These programs were financed from 2002 opening cash balances, positive cash flow generated from operations, from equity financings completed in 2002 totaling $20 million, from equity financings completed in 2003 totalling $32 million, and from equity financings and the receipt of Quebec refundable tax credits in 2004 totalling $10 million and $2.8 million, respectively.

All revenue during the past three years has been from operations at the Sleeping Giant Mine, with the exception of the sale of surplus mining equipment, gold recoveries from idle mill facilities, and royalty income from the Beaufor Mine.

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

Revenue from mining operations in 2004 matched 2003 revenues of $17.5 million realized from Canadian dollar gold prices of $534 per ounce in 2004, compared to $525 per ounces in 2003.

During the first quarter of 2005, work on Casa Berardi consisted of driving the 550 metre track drift south and east of the 113 Zone to permit further exploration and infill drilling of the lower portion of the 113 Zone and the 118-122 Zones.  With pre-production work commencing at the beginning of the second quarter of 2005, nearly $50 million is expected to be invested at Casa Berardi during 2005.  Surface infrastructure work will include the installation of the hoist and electrical sub-station on foundations constructed in 2004, the construction of the headframe and hoist buildings, and the commencement of the mill refurbishing in the third quarter of 2005.  Underground development in 2005 will include an expected 640 metres of shaft sinking, 1,400 metres of ramping, 1,500 metres of drifting, 250 metres of raising, and 3,100 metres of development in ore mineralization.

Approximately 66,000 metres of exploration and definition drilling are included in the 2005 budget for Casa Berardi.  Two underground drill rigs will remain active throughout 2005 in the West Mine area, drilling from the 550 metre level.  These rigs will test the dip extension of Zone 113 from the 900 metre level down to 1,100 metres below surface. Definition drilling will also be initiated up to 500 metres east of Zone 113 with a view to upgrading the quality of the known inferred mineral resources and increasing the mine life.  Surface drilling will continue in the East mine area and west of the West mine.

Management estimates that approximately $50 million will be required in 2005 to provide sufficient working capital to meet the above planned operating and capital expenditures and intends to raise the funds through a combination of debt and equity financings.  A portion of this funding was raised on March 31, 2005 and April 21, 2005, at which time the Company completed two equity financings resulting in net proceeds of $24 million.  A further $5 million has been raised with the sale of the Sleeping Giant Mine in April, 2005.  There is no assurance , however, that the Company will be able to obtain the balance of such capital on commercially reasonable terms, or at all.

For further information, See "Mineral Projects” below.

DESCRIPTION OF THE BUSINESS

General

Aurizon is a Canadian-based gold mining company with operations, development and exploration activities in the gold producing Abitibi region of north-western Québec.  There is no seasonality to the Company’s gold mining business.

Aurizon owns 100% of the Casa Berardi Property located in the Abitibi region in northwestern Quebec.

The Company also owns a 46% interest in the Dormex Project and a gold-indexed royalty on future production from the Beaufor Mine in Quebec.  Cambior Inc. owns the remaining 54% interest in the Dormex Project.  The Company has elected not to participate in further exploration activities on the Dormex Project  and pursuant to the joint venture agreement between the Company and Cambior Inc., its interest will be diluted down by Cambior Inc. expenditures.

Aurizon's properties are at various stages of exploration and development.  Mineral reserves have been estimated for the Casa Berardi property, upon which a revised feasibility study has been completed.

Effective as of April 30, 2005, the Company sold its 50% interest in the Sleeping Giant Property to Cambior Inc. for C$5 million. Under the agreement with Cambior, Cambior assumed all environmental liabilities and reclamation costs associated with the operation and ultimate closure of the mine.

Interests in properties other than those described below have, at various times, been acquired; however, projects where exploration programs did not produce encouraging results have been abandoned and the associated costs written off.  Gold can be readily sold on numerous markets throughout the world and it is not difficult to ascertain its market price at any particular time.  Gold dore bars that may be produced by the Company's mining operations are being and will continue to be refined by commercial refineries and the gold and silver produced is subsequently sold by the Company

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

on the basis of the quoted selling prices of gold and silver on the applicable metals exchange on the date of sale.  The Company believes that because of the availability of refiners, each able to supply all services that would be required by the Company, no material adverse effect would result if the Company lost the services of its current refiners.

Because of the large number of available gold purchasers, the Company believes that it is not dependent upon the sale of gold to any one customer, the loss of which would have a material adverse effect on the business of the Company.

As at the most recent financial year ended December 31, 2004, the Company had forty seven (47) employees.

Competition to Acquire Gold Mining Properties

Significant and increasing competition exists for the limited number of opportunities to acquire gold mining properties in Canada, the U.S. and elsewhere.  As a result of this competition, some of which is with large established mining companies having substantial capabilities and greater financial and technical resources than the Company, the Company may be unable to acquire future potential gold mining properties on terms it considers acceptable.

Aurizon intends to continue to grow through the development of its current mineral properties.  Aurizon has experienced technical personnel in Val d’Or and La Sarre, Québec.  Exploration and development activities are conducted directly by Aurizon's staff or by persons specifically engaged for a particular activity.  Contractors, under the supervision of Aurizon's staff, are engaged to carry out the construction, underground mine development and diamond drill activities.

Government Permits

In the ordinary course of business, mining companies are required to seek governmental permits for expansion of existing operations or for the commencement of new operations.  Obtaining the necessary governmental permits is a complex and time-consuming process involving several layers of government and regulatory bodies and often involving public hearings and costly undertakings on the part of the Company.  The duration and success of permitting efforts are contingent upon many variables not within the Company’s control.  Environmental protection permitting, including the approval of reclamation plans, may increase costs and cause delays depending on the nature of the activity to be permitted and the interpretation of applicable requirements implemented by the permitting authority.  There can be no assurance that all necessary permits will be obtained and, if obtained, that the costs involved will not exceed those previously estimated by the Company.  It is possible that the costs and delays associated with the compliance with such standards and regulations could become such that the Company would not proceed with the development or operation of a mine or mines.

Regulations and Mining Law

The Company’s mining operations and exploration activities are subject to extensive federal, provincial, state and local laws and regulations governing exploration, development, production, exports, taxes, labor standards, occupational health and safety, solid and hazardous waste handling and disposal, monitoring, protection and remediation of the environment, reclamation, mine safety, toxic substances, air and water quality and other matters.  Compliance with such laws and regulations increases the costs of planning, designing, drilling, developing, constructing, operating and closing mines and other facilities.  It is possible that the costs and delays associated with compliance with such laws and regulations could become such that the Company would not proceed with the development or continue the operation of a mine or mines.

The Company has expended significant resources, both financial and managerial, to comply with environmental protection laws, regulations and permitting requirements and the Company anticipates that it will continue to do so in the future.  The Company believes that it is currently in substantial compliance with all applicable environmental laws and regulations.

There can be no assurance that additional significant costs and liabilities will not be incurred to comply with current and future requirements.  Moreover, it is possible that future developments, such as increasingly strict environmental

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

protection laws, regulations and enforcement policies thereunder, and claims for damages to natural resources, property and persons resulting from the Company’s operations, could require the Company to modify or curtail its operations or could result in substantial costs and liabilities.

Risk Factors

The following is a brief description of those distinctive or special characteristics of Aurizon's operations and industry, which may have a material impact on, or constitute risk factors in respect of Aurizon's financial performance.

Ability to Continue Operations

The Sleeping Giant Mine was the Company's only source of operating cash flow.  However, in 2005, Sleeping Giant's capital expenditures were estimated to exceed its operating cash flow by $800,000.  Accordingly, the Company does not anticipate that the sale of Sleeping Giant will have a material effect on the results of its operations or working capital requirements.

As at December 31, 2004, the Company had cash of $11.9 million and working capital of $12.2 million.  Management estimates that financings of $50 million will be required in early 2005 to provide sufficient working capital to meet its planned operating and capital expenditures for the 2005 fiscal year, but cannot provide any assurance that it will be able to obtain such capital on commercially reasonable terms, or at all, or that these sources will adequately fund its future capital and operational requirements or that alternative financing will be available, if required.  Further funding will be required to complete the pre-production work necessary to bring Casa Berardi to commercial production.  See also "Risk Factors - Market Risk”.

Gold Price Volatility

The Company's results are highly sensitive to changes in the price of gold.  Gold prices fluctuate and are affected by numerous factors, including expectations with respect to the rate of inflation, exchange rates, interest rates, global and regional political and economic crises and governmental policies with respect to gold holdings by central banks.  The demand for and supply of gold affects gold prices but not necessarily in the same manner as demand and supply affect the prices of other commodities.  The supply of gold consists of a combination of mine production and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals.  The demand for gold consists primarily of jewelry and investment demand.

The volatility of gold prices is illustrated by the following table of the high, average and low gold prices per ounce on the London Metals Exchange bullion market.  (Source of Data - Gold Fields Mineral Services Ltd. and the London Bullion Market Association (LBMA))

Year	High	Average	Low
	U.S.$	U.S.$	U.S.$
1994	$396	$384	$370
1995	$396	$384	$372
1996	$415	$388	$367
1997	$362	$331	$283
1998	$313	$294	$273
1999	$325	$279	$253
2000	$313	$264	$279
2001	$293	$271	$256
2002	$349	$310	$278
2003	$416	$363	$320
2004	$454	$409	$375

On June 9, 2005, the afternoon fixing for gold on the London Metals Exchange was US$422.50 per ounce. Gold prices on the London Metals Exchange are regularly published in most major financial publications and many nationally

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

recognized newspapers.  There can be no assurance that the future price of gold will be such that the Company’s properties can be mined at a profit.

Mining Risks and Insurance

The business of gold mining is subject to certain risks and hazards, including environmental hazards, industrial accidents, unusual or unexpected changes to rock formations, changes in the regulatory environment, cave-ins and flooding and gold bullion losses.  Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability.  Any payments required to be made for such liabilities could have a material adverse effect on Aurizon’s financial performance and results of operations.  The Company carries insurance against certain risks of mining and processing to the extent that is economically feasible but which may not provide adequate coverage in all circumstances.

In addition, the Company may become subject to liability for pollution, cave-ins, or other hazards against which it cannot insure or against which it may elect not to insure because of high premium costs or other reasons or the Company may become subject to liabilities that exceed policy limits.  In such cases, the Company may be required to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

Uncertainty of Mineral Reserves and Resources

The mineral resources and reserves in this Annual Information Form are estimates of the size and grade of deposits based on limited sampling and the assumptions and the parameters currently available. The level of confidence in the estimates depends upon a number of uncertainties. These uncertainties include, but are not limited to, future changes in metals prices and/or production costs, difference in size and grade and recovery rates from those expected, and changes in project parameters due to changes in production plans. No assurance can be given that the estimates of mineral reserves and mineral resources will be recovered at the rates anticipated.

The Company adjusts its mineral reserves annually by the amount extracted in the previous year, by the additions and deletions resulting from new geological information and interpretation, and from changes in operating costs and metal prices.  Mineral reserves are not revised in response to short-term cyclical price variations in metal markets.

Short-term factors relating to the mineral reserves, such as the need for orderly development of ore bodies or the processing of new or differing grades, may impair the profitability of a mine in any particular accounting period.

Replacement of Mineral Reserves

There are a number of uncertainties inherent in any program relating to the location of economic mineral reserves, the development of appropriate metallurgical processes, the receipt of necessary governmental permits, the construction of mining and processing facilities and the appropriate financing thereof.  Accordingly, there can be no assurance that the Company’s programs will yield new mineral reserves to replace mined reserves and to expand current mineral reserves.

Financing of Exploration Programs

There are mineral reserves established on Aurizon's Casa Berardi property, but Aurizon intends to carry out further exploration with the objective of establishing additional economic mineral reserves.  Exploration for minerals is a speculative business necessarily involving a high degree of risk.  It is not known if the expenditures to be made by Aurizon on its mineral properties will result in discoveries of commercial mineral reserves.  If Aurizon's efforts are not successful at individual properties, the expenditures at those properties will be written off.  If Aurizon's exploration programs are successful, additional funds may be required for the development of economic mineral reserves to achieve commercial production.  In addition, the exploration and development of Aurizon's properties may depend upon Aurizon's ability to obtain financing through the joint venturing of projects, sale of property interests, debt financing, equity financing or other means.  There is no assurance that Aurizon will be successful in obtaining the required

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

financing on commercially reasonable terms, or at all.  The inability of the Company to obtain necessary financing could have a material adverse effect on the Company’s ability to explore and develop its properties.

Reclamation Obligations

Reclamation requirements may change and vary depending on the location and the government regulatory body, but they are similar in that they aim to minimize long term effects of exploration and mining disturbance by requiring the operating company to control possible deleterious effluents and to re-establish to some degree pre-disturbance land forms and vegetation.

All of the Company’s operations are subject to reclamation, site restoration and closure requirements.  Costs related to ongoing site restoration programs are expensed when incurred.  The Company calculates its estimates of the ultimate reclamation liability based on current laws and regulations and the expected future costs to be incurred in reclaiming, restoring and closing its operating mine sites.  It is possible that the Company’s estimate of its ultimate reclamation liability could change in the near term as a result of changes in laws and regulations and changes in cost estimates.

Title to Properties

While the Company has verified title to its properties according to usual industry standards for the stage of exploration of such properties, these procedures do not guarantee the Company's title.  The most recent title opinion with respect to Aurizon’s 100% undivided interest in the mining rights of its Casa Berardi Mine, is dated as of March 31, 2005.  Aurizon has not obtained title reports with respect to certain of its mineral properties and notwithstanding any title report or title opinion obtained, properties may be subject to prior unregistered agreements or transfers or aboriginal land claims, and title may be affected by undetected defects.

Market Risk

Foreign Exchange and Currency Fluctuations

Currency fluctuations may affect the cash flow which the Company will realize from its operations since its products are sold in world markets in United States dollars and a significant portion of the Company's operating costs are incurred primarily in Canadian dollars.  Although the Company has hedging programs in place to reduce some risks associated with foreign exchange exposure, there can be no assurance that such hedging strategies will be successful or that foreign exchange fluctuations will not materially adversely affect the Company's financial performance and results of operations.

Price Volatility

The Company periodically enters into commodity contracts to mitigate the risk associated with price volatility of the commodities it produces.  The Company enters into contracts to provide a minimum price for anticipated future gold production, primarily through the use of option and spot deferred contracts for gold.

Realization under the hedge contracts is dependent upon the ability of the counterparties to perform in accordance with the terms of the contracts; however, the Company’s credit risk is limited to unrealized gains existing at any time.  The Company attempts to minimize its credit exposure by spreading its exposure among several counterparties.

Conflicts of Interest

Certain of the directors of Aurizon are also directors and officers of other companies engaged in mineral exploration and development and mineral property acquisitions.  Accordingly, mineral exploration opportunities or prospects of which such persons become aware will not necessarily be made available to Aurizon.  The directors and officers intend, however, to allocate these to such companies on the basis of prudent business judgment and the relative financial abilities and needs of the companies to participate.  Although such persons have been advised of their fiduciary duties to Aurizon, there exist actual and potential conflicts of interest among these persons and situations could arise in which their obligations to or interests in other companies could detract from their efforts on behalf of Aurizon.  See also “Directors and Officers – Conflicts of Interest” below.

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

Dependence on Key Personnel

Aurizon’s President and Chief Executive Officer, David P. Hall, and its Executive Vice-President and Chief Financial Officer, Ian S. Walton, are instrumental in the management and day to day operations of the Company.  David P. Hall is a Chartered Accountant who has been a Director and Officer of Aurizon since its incorporation in 1988.  Ian S. Walton is also a Chartered Accountant who has been an Officer of Aurizon since its incorporation in 1988 and a Director since 1993.  In addition, Aurizon’s General Manager, Quebec, Mr. Michel Gilbert, is significantly involved in managing the Company’s exploration and development activities in Quebec.  The Company depends on key personnel and cannot provide assurance that it will be able to retain such personnel.  Failure to retain such key personnel could have a material adverse effect on the Company’s business and financial condition.

MINERAL PROJECTS

Casa Berardi Property

Information in this Annual Information Form that is of a scientific or technical nature relating specifically to the Casa Berardi Project, has been prepared by or under the supervision of Ghislain Fournier, P. Eng., Principal Engineer of the Company and a Qualified Person as the term is defined in National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and is derived from a report prepared by the foregoing entitled “Technical Report Casa Berardi Project, Northwestern Quebec” dated June 9, 2005 (the “Casa Berardi Report”).

Property Description and Location

The Company’s principal asset is its 100% owned Casa Berardi property, located in the Province of Quebec, approximately 95 km north of the town of La Sarre, in the James Bay municipality (see Figure 1). The property extends along an east-west axis for more than 37 km and reaches 3.5 km in width. The overall property covers several thousand hectares.  However, the area directly involved in the current Project covers only a few hundred hectares. The East and West Mines, separated by the Principal Zone, are located along a 5 km mineralized corridor.

A 38 km all-season gravel road off the paved road, linking the village of Villebois to the Selbaie mine, provides easy access to the property. A gravel road links the East and West Mines infrastructure.

Surface and underground infrastructures available at the East and West Mines at the time of acquisition include among others a crushing plant, a 2200 tonnes per day processing plant, a tailings pond, maintenance facilities, administrative buildings, a hoistroom, headframe and 379 metre shaft (East Mine), declines (East and West), underground workings, mining equipment, etc.  Figure 2 shows the general site plan and existing infrastructures.

During 1998, the Company acquired from TVX Gold Inc. (“TVX”) a 100% interest (subject to a royalty interest described below) in the Casa Berardi property which comprised 284 mineral claims, two mining leases and all of the existing infrastructure.  The Company paid $2 million and agreed to pay an additional $4 million on the earlier of August 27, 2001 or at the start of commercial production, and a 2% to 4% gold indexed net smelter royalty, to a maximum of $10 million.  In addition, the Company assumed a liability for reclamation work, estimated at $1,555,000.

On July 5, 2001, the Company entered into an agreement to defer the outstanding payment of $4 million related to the acquisition of the Casa Berardi property for two years until August, 2003.  In consideration, Aurizon issued one million (1,000,000) common shares and issued an additional 960,153 common shares in payment of interest at 10% per annum on the outstanding payment, which was secured by a lien on the buildings, machinery and equipment at Casa Berardi.

On July 5, 2002, Aurizon exercised its right of first refusal to match a third party offer, and acquired the TVX residual interest in the Casa Berardi property, which comprised an outstanding payment of $3.9 million and a gold indexed net smelter royalty, for cash consideration of $5 million. As a result, Aurizon currently owns a 100% unencumbered interest in Casa Berardi.

The property currently comprises 294 contiguous designated claims (10 new claims in December, 2004), covering a total of 14,496.6 hectares, and two (2) mining leases (BM 768 and BM 833), covering  397.09 and 84.35 hectares

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

respectively, for a total of 14,978.04 hectares. Mining lease BM 768 expires on April 28, 2008 and mining lease BM833 expires in 2015.  Taxes for the mining leases approximate $18,000 per year.

Other legal titles, under the name of Aurizon, include the non-exclusive lease BNE 0010752, the tailings lease 70,218, and an additional five (5) hectares of land contiguous to mining lease 768 for rock waste material storage.  Gescad Inc. manages the mining titles for Aurizon and produces an update on the titles once a year.  All rents, statutory works and tax payments are in good standing as at June 9, 2005.

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

Figure - Location map of Casa Berardi project

CASA BERARDI PROPERTY
WEST MINE
EAST MINE
Selbaie Mine
Power line 120 Kv.
Future optical phone line
COCHRANE DISTRICT
MUNICIPALITÉ DE BAIE-JAMES
ONTARIO
QUÉBEC
COLLINES
DIEPPE
COLLINES KAGWADJI
MONTS DELOGE
COLLINES FENOUILLET
Val-Paradis
Villebois
393

SCALE

0 5,0 10 km

AURIZON

CASA BERARDI Project

LOCATION MAP OF CASA BERARDI PROJECT

LOCA_TOPO_ANG.CDR

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

Figure 2 - General Site Plan

N
W
E
RECHER TWP
DIEPPE TWP
RAYMOND TWP
CASA-BERARDI TWP
10000 E
15000 E
10000 N
Waste pile
Ramp portal
Dry house
New shaft location
Potable water tank & well
Power line 25Kv
Former settling pond
Fire pump station
La Sarre
Waste pile
Ramp portal
Mill & administration building
Process Water pond
Proposed settling pond
Cell #3
Cell #1
Tailing
Power line 120Kv
Process pond dam
New Cell #4
Aurizon
MJL Expl
Explorers Alliance Corp
Explorers Alliance Corp

PLANIFIÉ PAR :	
TRACÉ PAR : R.G. 05/06/31	
VERIFIÉ PAR :	
ECHELLE : 1:25 000	
PATH :	
PLAN No :	
FICHIER :	

AURIZON

Division CASA BERARDI | MINE Génarale

ZONE : Property PLAN VIEW

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

Environmental approvals obtained by previous owners and transferred to Aurizon cover the following aspects of the project:

•

The ore extraction, beneficiation and implementation of a tailings pond for the East Mine;

•

The operation of the West Mine;

•

The operation of a pit for clay material;

•

The operation of a quarry;

•

The Kaackakosiq water stream diversion at the East Mine;

•

The operation of a cement plant;

•

The installation of a septic tank near the East Mine hoist shaft.

In addition to the environmental approvals transferred from previous owners, a series of approvals were obtained by Aurizon since it became owner of the project and they cover the following:

•

The authorization certificate for the extraction and ore processing at the East Mine site was modified on September 10, 2001 to increase the production rate at the concentrator;

•

The authorization certificate for the operation of the West Mine was modified on February 21, 2001 to increase the production rate to 3920 tonnes per day;

•

A groundwater abstraction notice was prepared for the drinking water wells and the mine water pumping system for East mine. It was acknowledged by the Ministry of Environment on June 26, 2003;

•

The site rehabilitation plan for the East and West Mine sites was approved by the Ministry of Natural Resources on May 8, 2000. Aurizon received approval to add a new 5 hectares waste rock pile to their site rehabilitation plan on April 11, 2003.

In addition to sectorial authorizations such as a permit to operate/construct on forest lands and the verification with the Quebec Ministry of Natural Resources, Fauna and Parks for approval of the location of existing waste rock piles and the mill, the following approvals will have to be obtained in order to commence the production in the upper part of the West Mine:

•  Amendment to the existing approval of the West Mine activities to indicate the new depth of the shaft and access ramp established at level 690 and the modifications to the design of the underground water settling reservoir;

• Approval for the sanitary waste septic systems;

•  Notification to the Ministry of Environment that the existing installations for the Inco SO2-Air cyanide destruction process will be used;

•  Amendment to the existing approval for increased capacity of the tailings pond;

•  Approval for an additional 76 hectares of land contiguous to tailing lease 70218 to cover increased capacity of the tailings ponds;

•  Existing abstraction notices should be revised to include any changes to the pumped volume of groundwater;

•  Inspection and approval of the SO2 and elution pressure storage vessels;

•  Approval for proposed water treatment system of final effluent.

• A new surface pumping system for fire protection at the West Mine

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Accessibility

The Casa Berardi property is located 95 km north of the town of La Sarre, in the James Bay municipality in the Abitibi region of northwestern Quebec and is accessible by road from La Sarre.  A 38 km all-season gravel road off the paved road linking the village of Villebois to the Selbaie mine, provides easy access to the property.  A gravel road links the East and West Mines infrastructure.

Climate

The average yearly mean temperature for the area is slightly above the freezing point at 0.8°C.  The average temperature in July reaches 16.8°C while for January it averages -17.9°C.  According to precipitation data gathered between 1961 and 1990, the average annual precipitation is 856 mm of water.  Rain precipitation is more intense in September with an average of 113 mm.

Local resources

Qualified manpower is readily available from the La Sarre area, a municipality of 7,728 inhabitants (2001 census).  Aurizon is currently relying on experienced staff and personnel with good mining expertise at the Project site and at the administrative office located in Val-D’Or.

Infrastructure

Existing infrastructure

Existing surface and underground infrastructure at the East Mine at the time of acquisition by Aurizon include the following:

•

A 55 km long, 120 kV, power line, coming from Normétal, supplies power to the site.

•

A 2200 tpd mill with expansion capacity to 2600 tpd;

•

A tailings pond composed of three (3) cells, a polishing pond and a process water pond;

•

A crushing plant;

•

A two-storey administrative building covering an area of 1887 m2 with office space including a conference room, a warehouse, a dry, an infirmary, a laboratory, a main garage of 970 m2, a millwright shop and an electrical shop;

•

A warehouse for reagents and lubricants;

•

A second garage covering an area of 430 m2 used as a core shack;

•

A pumping station;

•

A backfill plant located at the ventilation raise collar;

•

A hoistroom, headframe and a 379 m deep shaft;

•

A decline down to the 565 m level;

•

A series of ramp-connected levels.

Existing surface and underground infrastructures at the West Mine include the following:

•

A backfill plant including a compressor room and a ventilation raise intake:

•

Settling ponds;

•

A pumping station;

•

A 380 m2 garage;

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

•

A dry house with offices and warehouse;

•

A second warehouse;

•

A camp to accommodate construction crews;

•

A core shack;

•

A gate house;

•

A decline down to the 460 m level providing access to all intermediate levels between 145 and 460 m levels.

There is no infrastructure related to the Principal Zone. A 5 km long track drift joins the East and West Mines and provides access to the Principal Zone at the 280 m level.

New Infrastructure by Aurizon

Since 2004, Aurizon initiated the implementation of the West Mine Project supported by Zone 113. The following has been done to date to May 2005:

•

Extension of the existing decline (ramp) from the 460 to the 550 m level to carry out the required exploration drilling of Zone 113;

•

Extension of the track drift to the East for underground exploration purpose (still in progress);

•

Subsequent extension of the decline to the 570 level(still in progress);

•

Sinking of shaft collar to 42 metres;

•

Foundations for headframe, backlegs, hoist, hoist building and silos;

•

Alimak shaft pilot raises (2.4 x 2.4 m diameter.) from the 280 level to the shaft collar and from the 550 to the 280 m level;

•

Alimak vent raise of 3.4 m diameter between the 550 and 280 m levels;

•

Ramp rehabilitation from surface to the 460 m level;

•

Rehabilitation of all accesses in time for new development;

•

Rehabilitation of the production hoist and the installation is in progress;

•

Hoist room construction;

•

Headframe construction has been initiated (still in progress).

Physiography

The topography is generally gentle and is mostly characterised by swamps and thick overburden coverage (up to 60 m locally). The average elevation varies between 270 and 360 m above sea level. An esker crosses the property south of the West Mine and was once quarried for gravel. According to the map of ecological regions of Québec, the area falls within the boreal zone and the spruce and moss domain. The forested zones are characterised mainly by jack pine and spruce and have generally been logged. Regarding the project construction area, it is characterised by swamps and is therefore classified as a bare to semi-bare wetland. The Turgeon River crosses the property in its western part while Raymond Lake is located to the east of the mines.

History

Prior Ownership and Previous Work

In 1974, Inco Gold Co. ("Inco") staked the first claims of the Casa Berardi property. Prior to that, the area had been explored for base metal and iron formation. The discovery hole was drilled in 1981 and in 1983, a joint venture agreement was reached between Inco and Golden Knight Resources Inc. Subsequent work ultimately

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

led to the opening of the East Mine in 1988 and to commercial production from the West Mine in 1990. In 1991, TVX acquired Inco's 60% interest in the project.

In January 1997, TVX announced the closure of the East Mine followed two months later by the closure of the West Mine.

The Casa Berardi assets and property had been offered for sale in the fall of 1996. In January 1997, Aurizon had expressed its interest in a letter to TVX. Following due diligence work, Aurizon signed an agreement and completed the acquisition of all Casa Berardi assets and mining rights in August 1998.

Between 1998 and 2004, Aurizon initiated important surface exploration programs with the objective of defining more resources.  Aurizon completed 390 new holes and deepened 3 previous holes for a total of 145,169 metres.

In the West Mine area, the main achievement is the discovery of the Zone 113 and 117N to 123 zones.  In the East Mine area, the program led to the discovery of the 140 and 157 zones.  In addition, the drilling has been performed along the dip extension down to 1,500 metres.

In 2003, Aurizon initiated an underground exploration program to increase the confidence level of the Zone 113 by drilling from underground access at the 550 m level.  This program upgraded the resources of Zone 113 to the Indicated mineral resources category.

In addition, Aurizon has completed some surface construction and underground development, which could have an impact on the pre production timeline.

In 2004, Met-Chem Canada Inc. (“Met-Chem”) was commissioned by Aurizon to prepare a detailed Feasibility Study based on the Indicated Mineral Resources above level 700 metres in the West Mine area, in accordance with NI 43-101.

Historical Mineral Resources and Mineral Reserves

The first mineral inventory published for the Mine was in 1987. The mineral reserve estimation reported 11.1 million tonnes grading 6.8 g/t Au for a gold content of 2.4 million ounces (all categories). Mineral Reserves were estimated yearly during the life of the mine until 1997. Following the collapse of the crown pillar at the East Mine, the operations were shut down in January 1997. In December 1997, after the East Mine was isolated from the West Mine by a hydrostatic fence, the remaining mineralization of the West Mine was reclassified as Mineral Resources.

The mineral resource estimates completed prior to the implementation of NI 43-101, effective as of February 1, 2001, were not audited in accordance with the standards of disclosure for minerals projects as defined by NI 43-101.  Since the implementation of NI 43-101, all the resource and reserve estimates follow NI 43-101 requirements.

In January 2005, Met-Chem performed a new mineral resource and reserve estimate for the Zone 113 and Lower Inter zones, in accordance with NI 43-101, and audited the previous mineral reserve and resource estimate for the other zones.

Past Production

Previous production at the Casa Berardi underground mine began at the East mine in September 1988 and at the West mine in April 1990.  Mining operations were performed from ramps accessing the upper part of the deposits at the East and West mines, from which a total of 3.5 million tonnes, at an average gold grade of 7.1

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

grams per tonne, were extracted between 1988 and 1997 to produce 688,000 ounces of gold.  The mine closed in the spring of 1997 and the Company acquired the Casa Berardi Project in August 1998.

Geological Setting

Regional and Local Geology

The Casa Berardi Project is located in the Northern part of the Abitibi subprovince, a sub-division of the superior province, the Archean core of the Canadian Shield. The project area belongs to Harricana-Turgeon Belt (Lacroix 1991, 1994), which is a part of the North Volcanic Zone (Chown et al. 1989).

More specifically, the regional geology is characterized by a mixed assemblage of mafic volcanics and mostly flyshic sedimentary unit iron formations and graphitic mudrocks limited by large batholith with granodioritic to granitic composition.

Structurally, the property is enclosed in the Casa Berardi Tectonic Zone, a 15 kilometres wide corridor that can be followed over 200 kilometres. The network of East-West to East-South-East and West-North West ductile high strain zones follows principally lithological contacts.

Property Geology

Stratigraphic Divisions

Property geological environment is centered on the Taïbi volcano-sedimentary domain, which is limited to the north by the Recher batholith and to the south by different volcanic domains of tholeiitic affinity. The Dieppe domain covers half of the south western part of the property and the Turgeon domain lies immediately south of the eastern half of the property. Dieppe volcanism is recognizable by thick (up to 100 m) massive flow or volcanic conduit with sub-ophitic textures indicating a deep volcanic environment with high magma generated rate.

Well defined sedimentary units in the flyshic sequence, like magnetite rich wacke and conglomerate, can be traced over tens of kilometers without significant facies variations.  Inserted volcanics units with 5 to 15 kilometer extensions inside the sediments have the form lenses shape structures. Smaller lenses of a few hundred meter width are included inside the Casa Berardi deformation zone.

Structures

The Casa Berardi Fault is defined in the Casa Berardi area by an unconsolidated tectonic breccia corresponding to graphite rich sediment sequence at the base of the Taïbi domain, a northern continuous mafic fragmentary volcanic units and a southern polymicte conglomerate unit.

Alteration and Metamorphism

The regional metamorphism at lower greenshist facies, present elsewhere in the Harricana-Turgeon Belt, is locally influenced by a series of syn-tectonic batholith with associated thermic aureole. The Recher thermic aureole limit follows the northern limit of the property located at around 2 km from the batholith limit and from the Casa Berardi Fault. At depth, observations and gravimetric profile linked to metamorphic rocks indicate a contact dipping south toward the Casa Berardi Fault.

Mineralization

Mineralization volumes come from polyphased low sulphides quartz veins, centimetric to decimetric quartz veins networks with disseminated sulphides in host rocks and iron formation and pyrite rich chert highly carbonatized. Gold mineralization can be illustrated schematically by a detachment along a lithological

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

contact showing a strong rheological contrast. The Casa Berardi vertical fault plane is the main discontinuity. However, near the fault or in the middle of the deformation zone, fold noses in basalt and conglomerate generate quartz vein systems with associated shearing and faulting. Examples of the two contexts co-exist in each deposit.

Veins contain only minor sulphides (1-3%) including mainly arsenopyrite, pyrite, and trace amounts of sphalerite, chalcopyrite, pyrrhotite, tetrahedrite, galena and gold. Arsenopyrite is the main gold bearing sulphide present in all veins of the deposit.

Exploration and Development

Following the acquisition of the Casa Berardi Mine, Aurizon outlined a large surface drilling program to investigate the West Mine Area. A total of more than 76,000 metres of core was drilled during the 1998-99 campaign. The program resulted in the discovery of Zone 113 and other smaller mineralized bodies.  In order to increase the confidence level of the mineral resources and prove the potential of a mining operation, an underground exploration program was planned and initiated in April 2003 to test the continuity of the mineralization of Zone 113.

In 2003, the West Mine ramp was extended 1,074 metres from the 450 metre level down to the 550 metre level, to provide access to the 113 Zone for metallurgical testwork and to provide drill bases for in-fill definition drilling.  Approximately 44 metres of the exploration drift were complete by year-end, allowing the completion of 1,400 metres of definition drilling.  A further 21,000 metres of surface exploration drilling was completed in the area of Zones 118-120 during 2003, where an inferred gold resource has been outlined.

The major underground exploration program that was initiated in early 2003 at Casa Berardi continued during 2004, along with the substantial completion of a revised feasibility study by year-end as well as completion of certain surface infrastructure.  The following work was completed in 2004 at Casa Berardi:

  Surface foundations for the headframe, back legs, hoist buildings and ore bins

  42 metre concrete shaft collar

  Shaft pilot raise from the 550 metre level to surface

  878 metres of exploration track drift on the 550 metre level

  32,400 metres of definition drilling of 224 holes

  20,700 metres of surface exploration drilling of 34 holes

  Detailed engineering for the shaft and surface infrastructure

  102 metres of ventilation raising

  1,590 metres of ramps down to the 550 metre level and access drifts to the shaft raises

Drilling

Drilling Program 2003-2004

In April 2003, Aurizon began an underground exploration program to test the continuity of the mineralization of the previously outlined Zone 113. The program included the development of a ramp from level 450 of the West Mine down to level 550, the development of an exploration drift (550 level).

The program successfully delineated the mineralized sectors and the relationship between the different lenses interpreted in the earlier model. The new drilling shows that the mineralization is associated with a large folded quartz vein along the Casa Berardi Fault.  Folding is complex and the vein geometry is very variable.

The quartz vein is located in sedimentary rocks that are predominantly wacke and mudrock types. The Casa

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Berardi Fault, that runs east-west and has a dip of ± 80 degrees to the south, cuts all the lithologies and mineralization. North of the fault, the rock type changes to a thick sequence of wacke that is very homogeneous. Gold grade from sample to sample is very variable, however vein grade is quite consistent. High grade portions are associated with free gold mineralization that is easily observed in the core.

Hole collars were surveyed by mine surveyors. Hole deviations were measured using Reflex instruments that provide azimuth and dip at intervals of 50 meters. In addition, dip angles were measured at intervals varying from 6 to 25 meters along the hole using Microsync or Easy Dip instruments. All of these instruments provide accuracy well below one degree.

Drilling Program 2005

An underground definition drilling program, using two to three rigs is budgeted for 2005 for a total of 47,400 metres at a cost of $5 million.  Drilling will commence on Zones 109, east extension of the Zone 115 and the upper extension of Zone 113 and then move to the down dip extension of Zone 113 and to Zones 118 – 120 as soon the necessary underground access is completed.  The objective of the program is to transfer inferred resources initially to the indicated category and potentially to reserve category by the end of 2005.

In addition, a surface drill program of approximately 19,000 metres is planned to test targets in the vicinity of the East Mine and to the west of the West Mine.

Drilling along the upper extension of Zone 113 has extended the zone up-dip, above the limit of the Mineral Reserves to Zone 111 (see the results in the Aurizon’s Press releases of March 31 and May 17, 2005). Drill results from Zone 109, where inferred resources have previously been outlined from surface drilling, indicate the potential of a small zone close to the access ramp.

Surface drilling has encountered a large quartz vein, adjacent to the Casa Berardi Fault, 1.9 km west of Zone 113. Drill hole S139 intersected 20 metres of quartz followed by 50 metres of low sulphide, mineralized stockwork.

Sampling, Analysis and Security

Selection of samples was determined visually by Aurizon's geologists according to geology, and approximately 40% of the borehole length was typically sampled.  For the majority of the holes, the presumed mineralized section samples were split with a diamond saw.  One half was placed in bags duly identified for assaying while the other half of the core was retained in core boxes stored at the mine.  Sample lengths average 1.3 m.

Sample Preparation and Security

Aurizon employees prepared all samples for assaying directly at the mine site. Upon receipt of core boxes, core was washed, verified for accuracy, and photographed. Following that, RQD measurements were carried out for the whole length of the holes. Then a geologist described the core geology and recorded geological and structural data into a digital logging package. Sample positions were identified and sample tags placed under the core in the core boxes at the end of each sample. The beginning and end of each sample was also marked on the core.

Core shack employees verified holes to be sampled then preceded with the sample collection using a rock saw. Selected portions were sawn in half. One half was placed in bags with the corresponding tag number and the other half was placed back in core boxes. At the end of each day, samples were put in plastic bags with an identification tag, bags were folded and attached to prevent spillage. Each batch of six to eight samples was put in larger bags for transportation. A list of all samples was attached to the shipment and a copy faxed to the laboratory. Samples were shipped to LaSarre via Aurizon bus transport, and sent by regular bus to Rouyn-Noranda to be collected by the lab personnel.

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Analysis

Core samples were analysed at SGS Laboratories of Rouyn-Noranda. Upon arrival at the lab, samples were sorted by number and checked according to the sample shipment list. If humid, they were dried in the oven for a few hours. When the samples were dried, they were put through a jaw crusher for primary crushing at ¼ inch. Samples were then crushed to 95% passing 10 mesh in a Rhino crusher, split in different steps to have a 200- 300 g sub-sample which was ground to 90% passing 200 mesh.

A 30 g sub-sample was prepared and weighed for assay. Each 30 g sample was analysed by the Fire Assay Technique and gravimetric finish.

Quality Assurance and Quality Control

For the entire 2004-2005 drilling program, the primary laboratory was SGS of Rouyn-Noranda and the secondary laboratory was Chimitec (Chemex) of Val D'Or. SGS has its own QA/QC program that consists of insertion of blank samples at a rate of 1 every 28 samples, one Certified Reference Material (CRM) at the same rate, and pulp duplicates at a rate of 1 every 13 samples. In addition, Aurizon inserted pulp CRM at a rate of 4% (1 every 25) and selected 159 pulp samples for re-assay.

Chimitec assayed 10% of the sample pulps prepared by SGS and approximately 4% of the coarse rejects also coming from SGS. Chimitec has its own QA/QC program and results were sent to Aurizon with every Assay Certificate.

Both laboratories used the Fire Assay Technique with gravimetric finish. All results are reported in grams per tonne and were sent electronically to Aurizon followed by an original and signed certificate.

Mineral Resources and Mineral Reserve Estimates

Mineral Resources Estimate

Introduction

The current mineral resources estimations and audits of the different ore zones of the Casa Berardi mine were performed by Met-Chem, based on data provided by Aurizon, and are the subject of the Casa Berardi Project Feasibility Study dated January, 2005 (the “January 2005 Feasibility Study”) and the Resources Estimation, Zone 113 Lower Part, dated February, 2005 (the “February 2005 Resources Estimation”), both of which reports were prepared by Met-Chem.  This data included drill hole database, and geological interpretation prepared by Aurizon geologists incorporating information generated by them, but also information generated by Inco and Mines Casa Berardi (TVX).

Density Determination

In 2004, during the testwork program supervised by Met-Chem, specific gravity tests were performed on the samples processed at SGS Lakefield. On average, the results obtained were 2.74 t/m3 for the bulk sample, and 2.80 t/m3 for the composite sample from drill hole cores.  This implies that the arithmetic mean of density values from all the laboratory testwork is 2.78 t/m3. This value is close to the historical value used by TVX during the mine operation.

Various density factors have been used to estimate the resources of the various zones of the Mine as it can be seen in Table 1.

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Table 1 – Density Factor

Zone	Density (t/m 3 )
West Mine
Zone 113 Upper Part	2.70
Zone 113 Lower Part	2.77
Lower Inter Zone	2.77
NW Zone	2.77
SW Zone	2.77
Zones 111, 109 and 104	2.77
Inter Zone	2.77
Zones 117 to 123	2.74
Principal Mine
Sulph-D Zone	3.00
Zones 24-1 and 24-2	2.77
All other zones	2.95
East Mine
All zones	2.77

Methodologies Used for Resource Calculations

Different methodologies were used for the calculation of the various zones which are part of the current resource estimates and audit. For the Zones 104, 111, 109, 118 NW, SW, Inter, East Mine and Principal Mine Zones, the geological interpretations and correlation of lenses were done on 1:500 scale vertical sections, which were at 12.5, 20 or 25 m intervals. The lenses were projected on various levels to verify their continuity and to check the interpretations. Individual vertical longitudinal sections were produced for each lens.

For the 113 and Lower Inter Zones, the geological interpretations and correlation of lenses were also done on 1:500 scale vertical sections which were at 12.5 and 25 m intervals, but also using real 3-D coordinates directly snap on drill holes intersections instead of projected sections. The interpreted sections were subsequently projected on various levels to verify their continuity and to check the interpretation.

From there, a 3-D solid model was built based on the section and level plans. A block model was created and block attributes were assigned using the solid outlines and the drill hole composites.

Mineral Resources Classification

The mineral resources were classified based on the density of drill hole data and the continuity of the geometry of the auriferous zones. Resources have been classified according to the Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Mineral Reserves Definition Guidelines (“CIM Standards”).

Capping of High Grade Values

In order to minimize the impact of very high-grade intercepts on the resources estimate, grade capping has to be implemented to reduce the possibility of overestimation of the deposit. For that aspect, each zone that is part of the present estimate, has been treated individually and has received a different value in term of high value cut-off. Table 2 presents the capping values used.

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Table 2 – Capping – High Grade Value

Zone	Cut-off Values (g/t Au)
West Mine
Zone 113 Upper Part	47.0
Zone 113 Lower Part	44.4
Lower Inter Zone	40.0
NW Zone	23.0
SW Zone	18.5
Zone 111	27.1
Inter Zone	18.7
Zones 117 to 123	No cut-off
Zone 104	31.0
Zone 109	44.4
Principal Mine
Zone 22-6	12.6
Zones 24-1 and 24-2	30.9
Zones 25-3 and 25-4	21.1
Zone 25-8	27.8
Zones 26-5 and 26-6	39.6
Zone 27-1	56.1
East Mine
South and North Pillars	30.0
Zone 160E	31.0
Cherty Zone	31.0

Mineral Resources Summary

The resources estimated for the various zones of the Mine that have not been converted into reserves total 3,230,292 tonnes at 7.79 g/t Au for the Indicated Category and 5,609,272 tonnes at 6.51 g/t Au in the Inferred Category.

Mineral Reserves Estimate

Introduction

The mineral reserve estimation of the West Mine area was made on the available mineral resources that had the best potential for economic exploitation considering their tonnage, grade, and proximity to existing underground workings. This mineral reserve estimation is a result of Met-Chem having completed a Feasibility Study on the West Mine in January 2005.

The recently defined Zone 113 is the major component of the reserves, followed by Lower Inter Zone located some 500 m west of Zone 113 as shown in Figure 3. These are complemented by zones with lower tonnages and grades, namely Zone 111, the NW, and SW zones.

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Figure 3– Ore Reserves – Zones Limits

10400
10600
10800
11000
11200
11400
4800
4600
4400
4200
MAIN RAMP
SHAFT
NORTH WEST ZONE
SOUTH WEST ZONE
ZONE 111
LEVEL 280
LOWER-INTER ZONE
LEVEL 550
ZONE 113

MET-CHEM
MONTREAL CANADA

AURIZON

CASA BERARDI PROJECT – FEASIBILITY STUDY

WEST MINE
ORE RESERVES – ZONES LIMITS

DESIGNED A.GALARNEAU	DATE 04/12/23	CHECKED L.POULIN	DATE 05/02/16
DRAWN A.GALARNEAU	DATE 04/12/23	APPROVED L.POULIN	DATE 05/02/16
SCALE NTS		DEPARTMENT MINING	
CLIENT APPROVAL		ISSUED FOR CONSTRUCTION	

DESSIN MET-CHEM

RÉV.

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Reserve Models

The Mineral reserves for Zone 113 and the Lower Inter Zone were calculated for tonnage inside stope outlines designed by Met-Chem and reviewed by Aurizon. Tonnage and grades were derived from the 3D Block models constructed for each zone. For Zone 111, and the NW and SW Zones, existing mineral resource and reserve estimates were audited by Met-Chem and used for calculations.

Methodology for Reserve Estimation

The reserve calculations for Zone 113 and Lower Inter Zone were done on the basis of their respective 3D Block models.

The reserves for Zone 111, and for NW and SW Zones were calculated from previously published reserves and mine plans prepared by Aurizon. Met-Chem audited these reserves and retained only the areas above the cut-off grade.

Cut-off Grade Determination

The cut-off grade used for the calculation of the mineral reserves was determined using the following assumptions:

•

Gold price: $381 US/oz;

•

Exchange rate: $1.31 CAD/$US;

•

Mill Recovery: 92% (expected);

•

Mining costs: $40/t (estimated costs);

•

Mill & other costs: $10/t (estimated costs);

•

Mining dilution: 15% (estimated).

The resulting cut-off grade was calculated as shown below:

•

Gold price (in $ Canadian): $381 US/oz X $1.31 CAD/$US = $500 CAD/oz

•

Revenue per unit gold: $500 ÷ 31.10348 = $ 16.08 / 8 X 0.92 = $14.79/g

•

Total operating costs: $40/t + $10/t = $50/t

➢

.Cut-off grade (no dilution) = Operating costs ÷ revenue = $50/t / $14.79/g = 3.4 g/t Au

➢

.Cut-off grade (with dilution) = Operating costs X dilution ÷ revenue = 3.4 * 1.15 = 3.9 g/t Au

A cut-off of 4g/t Au was therefore selected for use in the calculations of the mineral reserves.

Dilution

Dilution was incorporated in the mineral reserve calculations based on the expected limitations of the selected mining methods to follow precisely the orebody contours (stope placement and geometry) and the internal waste inside the orebody (resources below the cut-off grade) that cannot be selectively left in place when mining.

Stope dilution was calculated with the actual grade of the waste blocks (external waste outside of the ore body or internal waste below cut-off resources or inferred resources) calculated during the 3D Block model grade interpolations.

For Zone 113, the external stope dilution (waste outside of orebody limits) was calculated at 25% with a grade of 1.0 grams per tonne gold.

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For the Lower Inter Zone, the overall stope dilution was calculated from the block model at 19% with a grade of 1.22 grams per tonne gold.

For Zone 111, and the NW and SW Zones, the stope dilution (internal and external) was assessed by Aurizon at 20% with an average grade of 0.86 grams per tonne gold.

Mineral Reserve Classification

The mineral reserve classification is based on the transfer of measured resources category to proven reserves category and of indicated resources to probable reserves. Inferred resources are not used in the reserve estimation.  Mineral resources of the highest confidence are classified as indicated resources.  Therefore, only the economically mineable part of this category of resources were converted to reserves and classified in the probable reserves category as dictated by CIM Standards.

Mineral Reserve Summary

As a result of the January 2005 Feasibility Study, the total mineral reserves at Casa Berardi are 4,355,100 tonnes at an average grade of 6.20 g/t.

Reserves and Resources Summary

A summary of the reserves, and resources remaining after conversion of indicated resources to probable reserves, is provided in Table 3.

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Table 3 – Casa Berardi Mineral Reserves and Resources Summary - February 2005

Mineral Reserves			Mineral Resources					
	Probable			Indicated			Inferred		
	Tonnes	Grade gr/t	Ounces	Tonnes	Grade gr/t	Ounces	Tonnes	Grade gr/t	Ounces
West zone									
113 Upper Part	1 958 779	6.80	428 267	383 980	5.39	66 545			
113 Lower Part				838 000	13.70	369 135	2 450	16.80	1 323
Lower Inter	1 461 154	6.16	289 399	299 035	6.06	58 266	39 906	6.34	8 135
111	292 691	5.36	50 442	11 400	6.27	2 298			
Nord West	213 777	5.64	38 767	64 343	3.74	7 737			
South West	339 636	4.56	49 796	398 642	4.53	58 063			
113 Low grade - Dev.	15 970	3.88	1 992						
LI Low grade - Dev.	73 070	3.88	9 116			-			
Inter			-	123 878	4.43	17 645			
104			-			-	115 135	6.62	24 507
109			-			-	124 739	9.11	36 538
117-123			-			-	1 703 500	6.10	334 112
Principal zone			-	654 805	6.23	131 166	2 962 500	6.46	615 334
Total West	**4 355 077**	**6.20**	**867 779**	**2 774 083**	**7.97**	**710 855**	**4 948 230**	**6.41**	**1 019 949**
East zone									
North Crown Pillar				222 416	7.19	51 418			
South Crown Pillar				233 793	6.24	46 907			
East (-500M)							192 790	10.10	62 610
Cherty							225 448	6.80	49 294
160							242 804	5.40	42 159
Total East	**-**		**-**	**456 209**	**6.70**	**98 325**	**661 042**	**7.25**	**154 063**
Grand Total	**4 355 077**	**6.20**	**867 779**	**3 230 292**	**7.79**	**809 180**	**5 609 272**	**6.51**	**1 174 012**

*Figures shown under the mineral resources category above are those mineral resources that have not been converted into mineral reserves.

.

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Mining Operations

Mining will be by transverse and longitudinal long holes stoping methods using cemented rockfill. The planned underground development and infrastructure, the mine production planning as well as the mining method selected support the target mining capacity of 2,400 tonnes per day. Ore hoisting by shaft will help maintain the production level and assist in providing consistent mill feed volume. A bulkhead arrangement at shaft bottom will allow shaft deepening, if required, without interrupting production.

Ground stability of the mine has been addressed through the use of rock mechanics engineering in the design and planning of the operation. Permanent infrastructure will be located north of the Casa Berardi Fault within competent massive volcanic rock. To prevent water infiltration, intersections of the Casa Berardi Fault system in underground excavations will be shotcreted.

Other provisions include wall reinforcement (cemented cable) near major faults, water drainage control, planning of mining sequence to minimize in situ generated stress and adequate backfilling sequence to avoid delays in filling mined out stopes.

Underground Development and Mining Methods

A period of 18 months is required for the construction of the mine infrastructure, the lateral underground development and the stope preparation before commencement of commercial production, including the preparation of a three-month supply of ore ready to be blasted. It is assumed that mining contractors will do the development work during this period.

The Casa Berardi mine will be developed by two accesses from surface. The first one is from the existing West Mine ramp extended from the 570 m level to the 690 m level. The second one is from a new vertical 810 m deep shaft located near the centre of gravity of Zone 113 to hoist the ore mined in Zone 113 and Lower Inter Zone and the waste generated by the development of these zones.

The pre-production development period is planned to sustain a production rate of 1,800 tonnes per day for the first 6 months of production. It is understood that the development and stope preparation will continue to maintain the production sequence and raise the production output to 2,400 tonnes per day after the first 6 months of operation.

Mine Planning

The mineable reserves will be mined from five (5) different zones with Zone 113 (above the 700 m level) and Lower Inter Zone being predominant and NW and SW and 111 zones supplying the balance of the ore. The production period spans a 5½ year period at a rate of 828,000 tonnes per year.

The spatial distribution and location of each zone allows the development and the mining to be carried out on an independent basis. The rate of production is established at 1,800 tonnes per day for the first 6 months of production and at 2,400 tonnes per day for the following years. The mine planning is based mainly on the mining of Zone 113 at the beginning of production in second half of Year 1 complemented by the North West Zone. In Year 2, the Lower Inter Zone will be brought into production as the second main source of ore to increase the production rate to 2,400 tonnes per day. In Year 3, Zone 113, Lower Inter and North West Zones will be into production at the same time. In Year 4, the North West Zone will be mined out and replaced by production from the South West Zone. In Year 5, the decreased production rates from Zone 113 and Lower Inter Zone will be compensated by the introduction of Zone 111. Year 6 will be the last year of production of the identified reserves.

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Infrastructure

Shaft and Related Infrastructure

A new vertical shaft located near the centre of gravity of Zone 113 will be sunk to a depth of 810 metres. The shaft infrastructure will have a hoisting capacity of 300 tonnes per hour. To achieve this production rate, a 54 meter steel headframe will be erected on top of the shaft collar with an ore bin of 1200 tonnes and a waste bin of 370 tonnes storage capacity. The erection of the headframe with ore/waste bins facilities will be installed during the pre-production period.

A new production mine hoist will be installed to complete the new shaft infrastructure in a new hoist building. The hoist capacity is large enough to meet the production requirement for ore and waste loaded at the 720 m level. The production mine hoist will be installed to proceed with the shaft sinking during the pre-production period. After the deepening of the shaft is completed, production cables will replace the sinking cable and the cage/skip system will be installed for the mine development and production.

The production hoist is designed to provide services at depths below that considered in the January 2005 Feasibility Study.  No major costs will be needed to modify the hoist to operate at deeper levels. At this stage, no service hoist is planned for the actual rate of production above the 700 metre level, but the surface infrastructure design will allow for the installation of such a hoist if required in a subsequent development phase.

Ore processing

Design capacity was initially established at 2,600 tonnes per day. The metallurgical laboratory testwork program planning and execution was based on the existing mill equipment as well as on additional requirements necessary to reach the new design capacity and improved gold recoveries with the new ore reserves. The operating average mill feed capacity was subsequently established at 2,400 tonnes per day to match the underground production capacity.

The revised process flowsheet supports the new design capacity and the anticipated gold recoveries averaging 93% for an average mill feed of 2,400 tonnes per day over the life of the mine. The addition in the gravity circuit of a second Knelson concentrator and of a reactor for intensive cyanidation of the gravity concentrate are the most significant modifications to the mill circuit. Combined with the availability of ore with better liberated gold, it is expected to help improve overall gold recovery from the historical 87% to an average of 93%.

Expected Gold Recovery

Pursuant to the mine plan, the first 6 months of operation will be at 1800 tonnes per day, and then at 2400 tonnes per day for the subsequent years. Global average gold recovery was calculated at 93.0% for the mine life.

Environmental Considerations

In addition to the environmental permits transferred from the previous owners, a series of approvals were obtained by Aurizon.  All permits are in force.  Modifications to the permits will be required to reflect the proposed mining plan, milling rate and tailings management.

Required Project Environmental Approvals

Certificates of authorization from the Ministry of Environment of Québec (MENV) were issued to Aurizon in 2001 for the then planned increased capacity of both the West Mine and the process plant. The modifications

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that have since been made to the Project were verified in order to determine if these changes warrant modifications to existing environmental approvals or the issuance of new ones. The following environmental approvals will be required for implementation of the Project:

•

Amendment to the existing approval of the West Mine activities to indicate the new depth of the ramp established at level 690 m and the modifications to the design of the underground water settling reservoir;

•

Amendment to the existing approval for the mill activities to indicate the modifications to the process and the new approach for cyanide destruction using the existing installations for the Inco SO2 Air cyanide destruction process;

•

Amendment to the existing approval for the increased capacity of the tailings ponds;

•

Approval for the sanitary wastewater treatment systems;

•

Approval for an additional 76 hectares of land contiguous to tailing lease 70218 to cover increased capacity of the tailings ponds;

•

Approval for proposed water treatment system of final effluent.

Site Rehabilitation

The site rehabilitation plan for the Project East and West sites was approved by the Ministry of Natural Resources on May 8, 2000 and cost details were updated to reflect modifications proposed in the present Report. The site rehabilitation plan will be updated and submitted for approval in the Fall 2005.

Project Master Schedule

For the mill rehabilitation work, the scheduled activities take into consideration that procurement activities will commence immediately at Project start date and continue with equipment deliveries within a four month period. The rehabilitation is estimated to be complete within an eight month period.

The Project master schedule estimates that the shaft, surface and underground facilities, required underground development, underground infrastructure, mill improvements and rehabilitation, and mine site infrastructure should be completed within an 18 month period.  The Project master schedule includes permitting, remaining detailed engineering, current productivity rates, labour force availability, lead time for purchasing consumables and project commissioning.

Capital Cost Estimate

The total pre-production capital cost of the Project is estimated at $84.1 Million and is summarized in the table below. The cost estimate is based on the underground development, underground infrastructure, ore processing plant rehabilitation and modifications and other surface construction work required to achieve the production objectives of the Project.

Direct cost estimates for the shaft development, related surface infrastructure and steel are derived from recent tenders based on detailed engineering studies.  Quotes have been received for the other major mine and process equipment. Unit costs for the underground development are based on actual productivity and contract costs that are currently in force.

It is anticipated that all underground preproduction development will be performed by mining contractors utilizing their own mobile equipment. After the preproduction stage, mining operations will be performed by Aurizon using a combination of existing and leased equipment and, therefore, no capital investment has been planned for major mining equipment.

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A 10% contingency has been provided on direct costs.

SUMMARY OF CAPITAL COST ESTIMATE

Cost ($)
Direct Costs
Underground Mine
Headframe / Hoist	5,270,705
Shaft	18,000,083
Mine Development	19,655,410
Underground Infrastructure	11,669,957
Sub-Total	54,596,155
Cement Plant	924,739
Ore Processing Plant
Additions and Modifications	5,013,379
Rehabilitations	1,437,874
Sub-Total	6,451,253
Tailings Disposal	350,000
Mine Infrastructure
Electrical Supply	3,464,471
Sanitary Installation	349,000
Water Supply	200,000
Sub-Total	4,013,471
Total Direct Costs	66,335,618
Indirect Costs
Permits	197,000
Engineering	1,538,008
Procurement & Construction	551,572
Start-up and commissioning (Ore Processing Mill)	112,980
Spares (Ore Processing Mills)	240,000
Training	200,000
Room and Board (Contractors)	270,500
Contingency on Direct Costs (10.2%)	6,766,233
Owner’s Costs	7,931,352
Total Indirect Costs	17,807,645
TOTAL CAPITAL COST	84,143,263

Operating Cost Estimate

The average total cash cost is estimated in the January 2005 Feasibility Study at US$233 per ounce, using an exchange rate of 1.25, for the 5.5 year period covered.

SUMMARY OF OPERATING COST ESTIMATE

($/Tonne Milled)
Underground Operating Costs	$30.59
Milling Costs	13.30
Administration, Technical and Other Costs	10.00
Site Restoration and Mine Closure	0.42
Total Operating Costs	$54.31

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Payback Period

Based on estimates and assumptions contained in the financial model, the payback period is estimated to be 3.5 years from start up of commercial production or 5 years from the start of construction.

Mine Life

A total of 4.4 million tonnes averaging 6.2 g/t Au of diluted mineral reserves of the probable category have been estimated for the West Mine.  These reserves, of which ore from Zone 113 (above the 700m level) is the major component, provide a mine life of 5.5 years at a mining rate of 2,400 tpd

Taxes

All the financial analysis is done without any taxes on the profits.  Aurizon has accumulated approximately $70 million of accumulated exploration, development and capital costs, together with loss carry-forwards available, for deduction against taxable income.  It is estimated that this balance will total approximately $150 million at the commencement of commercial operations.

Production Forecast

The mineable reserves will be mined from five (5) different zones with Zone 113 (above the 700 m level) and Lower Inter Zone being predominant and NW and SW and 111 zones supplying the balance of the ore. The production spans a 5½ year period at a rate of 828,000 tonnes per year.

The potential of mining below the 700 m level in Zone 113 is highly probable based on preliminary results of a resource evaluation of the lower part of Zone 113. The results of this evaluation could extend the production mine life beyond Year 6 of the present mine planning.  See “Other Relevant Data and Information” below.

A summary of the January 2005 Feasibility Study is provided below:

JANUARY 2005 FEASIBILITY STUDY SUMMARY

Assumptions: US$ gold price of US$400/oz and an exchange rate of 1.25
Tonnes milled	4,355,000	Initial capital	$84M
Average gold grade (g/t)	6.2	Sustaining capital	$34M
Average mill recovery	93.0%	NPV (before taxes) @ 0%	$50M
Total Gold Produced (ozs.)	806,400	NPV (before taxes) @ 5%	$28M
Average annual ozs.	150,000	IRR	17%
Average total cash cost/oz	US$233

Note:

Aurizon has approximately $70 million of accumulated exploration, development and capital costs, together with loss carry-forwards available, for deduction against taxable income.  It is estimated that this balance will total approximately $150 million at the commencement of commercial operations.

Other Relevant Data and Information

Scoping Study Impact on the production plan to mine resources of Zone 113 below the 700 m level.

This section contains information, capital cost estimates and operating cost estimates related to the development, mining and processing of the Indicated Mineral Resources contained in the Lower portion of Zone 113 (below 700 metres), which  are estimated at 838,000 tonnes at 13.68 grams of gold per tonne.  This information was not included in the January 2005 Feasibility Study but was the subject of an internal Scoping Study completed in February, 2005.

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Included in this section is an estimated financial analysis of mining the aforementioned Indicated Mineral Resource.  Readers are cautioned that mineral resources are not mineral reserves and do not have demonstrated economic viability.

Mining Operations

Access to the deep Indicated Mineral Resources of the Zone 113

Two scenarios could be used to develop and mine the Indicated resources located in the Zone 113, below level 700 metres.

•

Deepening the future shaft down to 1010 m, and simultaneously extending the ramp down to the last level of production (910 m level).  Future production will need a second hoist for service and sinking which will require some modification to the existing related surface infrastructure.

•

Only extending the ramp down to the last level of production.

Deepening the shaft will be more expensive but offer more flexibility and lower operating cost for future reserves located within an area of 1.5 kilometres of the proposed infrastructures.

A ramp extension is the cheapest way to develop this part of the Zone 113, but the operating cost will be higher (truck versus skip).  Also, it limits the tonnage it is possible to truck by the ramp.

As Zone 113 remains open along the dip extension and in accordance with the level of the known Inferred Mineral Resources, the scenario of a shaft deepening has been retained for the Scoping Study.  The detailed engineering of the proposed shaft has been designed to provide facilities for a future shaft deepening.

Production Plan

As the January 2005 Feasibility Study was completed before the resources calculation below the 700 m level, the production planning of the Zone 113 was completed from this level through the top of the zone.  A sill pillar has to be left in place below this level, but it will be recoverable when the production reaches that level and the production mining cycle from the bottom part is completed.

When the Lower part of Zone 113 comes into production in June 2008, it will provide, on a daily basis, 24% of the production tonnage and 76% will come from the other zones in the upper part of the mine.  This production will be available as soon the pre-production work is completed (shaft deepening, related infrastructures and stopes development).

The Scoping Study calls for production to begin, as forecast in the 2005 Feasibility Study, mining the upper part of the Zone 113, the NW zone and followed by the Lower Inter Zone.  As the production from the SW, 111 is planned respectively in the 3rd and 4th year of production, these Zones and part of the Lower Inter will be delayed in the sequence as soon as production from the bottom part of the Zone 113 is available.  The average grade estimated in the Scoping Study will increase from 6.2 g/t Au to 7.0 g/t Au.

Shaft Deepening Project Description

For the purpose of accessing Zone 113 Lower part, the following underground infrastructures need to be added or extended and will be prepared for construction three months after the production start up of the first phase (the first phase was planned in the Feasibility Study):

-

Sinking extension of the shaft from 810 m to 1010 m level;

-

Extension of ventilation system improve to vent up to 910 m level;

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

-

Ore and waste pass system with loading facilities directly connect to the shaft between 710 m and 940 m level;

-

Dewatering and pumping system (Jet pump) on the 940 m level;

-

Electrical distribution;

-

Cement backfill distribution;

-

Communication network;

-

Blasting system;

-

Safety refuges;

-

General services to the operation;

-

Lateral development on production levels includes haulage drifts, drawpoints and the stope preparation.

As the major fixed dewatering water system is already planned in the Feasibility Study with the Geho pump install to the 720 m level, a small system (Jet Pump) has been planned to pump the clean water from the 930 m level through the sump at 720 m level in order to connect to the fixed dewatering system.

Shaft deepening

As in Feasibility Study, the configuration for the shaft has been designed to accommodate subsequent deepening. No major modification additions are required.  This configuration includes two compartments in which a skip/cage and a skip of 12 tonnes capacity will handle the personnel, the ore and waste and light material.  A third compartment is available for a cage dedicated to personnel transportation when the second hoist is installed for the shaft deepening purpose.

When the first phase of the shaft sinking will be completed down to 810 metres, the Galloway platform for the sinking will not be dismantled and will be kept in place.  In order to secure the shaft deepening below 810 m level, a bulk head will then be built below the loading and spill pocket (around 760 metres).

As the shaft deepening will start during the initial production period, the service compartment will be used to execute the sinking.  The wood guide in the cage/skip compartment will be removed and replaced by steel guides in order to increase the speed of the skips and to keep the skipping capacity at 300 tons per hour of material loaded at the 930 metre level.  The wood guides will be installed in the service compartment.

The shaft deepening will be performed from the 810 to 1,010 metres.  The last production level will be established at 910 metres.  Two stations will be cut, the first one at 910 m level and the second at 940 m level to put in place the automatic loading system with the conveyor and the dewatering pump system. The production rate of the conventional sinking mode estimated in the Feasibility Study has been used for the shaft deepening.

Related Infrastructures

For shaft deepening, all the related infrastructures already planned in the Feasibility Study for the upper part of the mine will be the same, but additional infrastructure will be required to service the lower part of the mine.

The ventilation network system will be extended from the 700 m to 910 m level.  The first will be driven at the same time the ramp is extended from 700 m to 910 m level to provide the fresh air to the ramp crew.  The second one will be cut at the west end of the orebody from 910 m to 710 m level in order to complete the ventilation circuit.

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

The ore and waste pass system will be developed to collect the ore and waste from the levels between 910 m to 710 m level on level 910 metre in Zone 113.  This level will be equipped with grizzlies and the ore grizzly will be equipped with a hydraulic hammer to break oversize blocks.  The ore and waste will fill a bin located between levels 940 m and 910 m.  The bin will discharge onto a conveyor belt that will feed the loading pocket on level 940 metre.  The ore or waste will then be hoisted to surface by the hoisting system.

The cement distribution system will be extended from 670 to 890 m level to send cement slurry for the rock fill of the empty stopes.  The electrical underground network, the other mine services such as communication system, blasting system, industrial water distribution will be extended.

Lateral development

A service ramp will connect all the future levels.  The ramp will then be extended from the 690 m to 910 m level.  The first level of production is set at the 910 metre level.  All the lateral development will then be completed on the 910, 890 and 870 m level and these costs included in the capital cost for the development.

The development for the other levels between the 850 m to 710 m level will be done in the production phase and will be included in the operating cost.

Recovery Rate

In the January 2005 Feasibility Study, the gold recovery was calculated based on the model derived from the test work results, taking into consideration extraction rates of 45.1% from the Zone 113 and 54.9% from the other zones.  The Lower Inter Zone (33.5%), SW Zone (7.8%), NW Zone (4.9%), Zone 111 (6.7%) and from the Low Grade Stockpile (2.0%) have similar mineralogical proportions.  For this reason it is considered that they will produce similar metallurgical results for Lower Inter.  The average recovery factor used in the Feasibility Study is 93.05%.

According to the geologists involved in the follow up of the diamond drilling program on the Zone 113, and their megascopic observations of the core from the Zone 113 upper and lower part, the mineralogy of the vein is exactly the same in the both parts (mainly quartz vein with a small amount of disseminated arsenopyrite).

Gravity recovery increases with head grade, particularly for Quartz (Zone 113) and Lower Inter.  The undiluted grade for the Zone 113 Lower part is 13.7 g/t Au compared to the Zone 113 upper part with grades of 7.7 g/t gold.

As the geological context is similar, and as the grade is higher, the average recovery estimated by the Feasibility Study has been used for the Lower portion of the Zone 113.

Capital Cost Estimate

The total capital cost of the shaft deepening project is estimated at $31.6 million.  The sustaining capital expenses, after the production starts below the 700 m level are $3.3 million for total capital expenses of $34.9 million.  A contingency of 15% has been included in all costs.  $2/tonne has been included in the sustaining capital costs in order to provide for the tailing disposal from this additional ore.  An additional $1.05 million has been included for the salaries related to the supervision and administration of this project.

The shaft deepening, drift, raises, and ore/waste pass capital costs are based on unit costs derived from the Feasibility Study.

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

DEVELOPMENT UNIT COST ($/METRE)

Shaft deepening cost: Steel for shaft structures:	$17,500 / m $2,500 / m
Ramp(4.0 metres X 4.8 metres): Drift access (3.8 metres X 4.0 metres): Conventional raise: Ore and waste pass:	$1,011 / m $1,939 / m $1,116 / m $1,680 / m

For each level more than 2 levels down, $22/m has been added to the ramp and drift access.

The following table summarizes the capital costs related to the shaft deepening

CAPITAL EXPENSES ($CAN)

$Millions

-

Surface infrastructures

-

Deepening shaft (direct cost)

-

Related infrastructures (o/w pass, vent raise)

-

Ramp extension (700 to 910 m level)

-

Development to prepare the production start up

-

Tailing Disposal ($2/tonne)

-

Cement distribution (holes + materials)

-

Salary for supervision and administration

-

Other expenses (hoist, pump, elect. transformers)

$2.39 $10.77 $7.40 $6.92 $2.83 $1.60 $1.00 $1.05 $0.93
- Total Capital Expenses	$34.89

Operating Cost Estimate

The Scoping Study utilized the same operating cost estimates used in the Feasibility Study.

Financial Analysis

This section describes the financial results, basic assumptions and findings of the construction and operation viability assessment for the deepening shaft project integrated into the results of the Feasibility Study.  The analysis was performed using estimates of capital and operating costs and estimated construction and production schedules in the Casa Berardi Report.

In the process of performing the financial analysis, the financial model took into account all of the estimates and assumptions of the January 2005 Feasibility Study.  The financial model is based on the result of the January 2005 Feasibility Study with an 18 months (1.5 year) construction (pre production period).  The deepening project work is integrated during the production time, after the 20th month and will take 22 months to complete.  The production period is estimated at 78 months (6.5 years mine life). The production rate will remain unchanged from the January 2005 Feasibility Study at 1,800 tonnes per day for the 6 first months and will increase to 2,400 tonnes per day for the rest of the mine life.

For the purpose of the financial analysis, no inflation was applied to the current price for the capital expenses and the global operating costs.  The table below shows the summary of the financial results for the Scoping Study integrated with the Feasibility Study (January 2005) and the shaft deepening option.

The total value of the investment in the project will amount to over $152 million, of which more than $84

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

million will be invested in the pre production phase.

The residual value has been estimated at $5.5 million, and takes into account the current market for the resale of equipment as well as the terminal land value.

SUMMARY OF FINANCIAL RESULTS

	Feasibility Study (Met Chem)	Shaft Deepening option	Shaft Deepening + Feasibility Study
Recovery ounces(oz)	806,400	274,000	1,080,000
Gross income (M$)	403	137	540
Total Capex (M$)	118	35	153
Production ($US/oz)	233	126	206
Total unit cost ($US/oz)	255	161	319
Net income(before tax)(M$)	48.5	58.9	107.0
Mine life (years)	5.5	4.0	6.5
Rate of return (%)	17.1	45.9	22.2
Payback period (years)	3.2	1.5	3.8

Beaufor Property, Québec

Property Description and Location

The Beaufor Mine, situated 16 kilometers east of Val d'Or, Quebec, is comprised of 12 mineral claims, one mining lease and one mining concession with a combined area of approximately 92 acres in Pascalis and Senneville Townships. Access to the property is by a gravel road, which connects to highway 117.

On April 5, 2001, Aurizon entered into an agreement with Richmont Mines Inc. ("Richmont"), whereby Richmont acquired Aurizon’s 50% interest in the Beaufor Mine and Aurizon’s 100% interest in the adjacent Perron Property.  The sale was completed on May 1, 2001.  Consideration comprised a cash payment of $1,660,000 and a gold-indexed royalty on future production from the Beaufor Mine and Perron Property, payable as follows:

(1)

on the first 220,000 ounces of production, Aurizon will receive royalty payments of $5 per ounce on 50% of the ounces produced (i.e. 110,000 ounces) if the prevailing gold price per ounce is between US$280 and US$300.  If the prevailing gold price is US$300 per ounce or higher, the royalty increases to $12.50 per ounce;

(2)

on future production in excess of 220,000 ounces from the Beaufor Mine, Aurizon will receive a royalty which escalates from $17 per ounce at a gold price of US$300 per ounce to a maximum of $30 per ounce at gold prices in excess of US$500 per ounce, on 50% of the ounces produced.  This royalty will also be payable on 100% of any future production from the Perron Property.

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

Richmont expects to produce approximately 52,000 ounces of gold from the Beaufor Mine in 2005.  Richmont has estimated Beaufor’s proven and probable mineral reserves at December 31, 2004, to approximate 733,000 tons of ore grading 0.24 ounces of gold per ton, or 176,000 ounces of gold.

Under the agreement, the Company received royalties totaling $331,143 in 2004 and has received $1.0 million to date.

DIVIDENDS

The Company has not paid any dividends on its common shares.  The Company may pay dividends on its common shares in the future if it commences mining operations and generates profits.  Any decision to pay dividends on common shares in the future will be made by the board of directors on the basis of the earnings, financial requirements and other conditions existing at such time.

GENERAL DESCRIPTION OF CAPITAL STRUCTURE

The authorized share capital of the Company consists of 600,000,000 shares without par value divided into 500,000,000 Common Shares and 100,000,000 Preferred Shares issuable in series.  As at May 31, 2005, there were 118,791,298 Common Shares and no Preferred Shares of the Company issued and outstanding as fully paid and non-assessable shares.

The holders of the Common Shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders of the Company and each common share confers the right to one vote in person or by proxy at all meetings of the shareholders of the Company.  The holders of the Common Shares, subject to the prior rights, if any, of the holders of any other class of shares of the Company, are entitled to receive such dividends in any financial year as the board of directors of the Company may by resolution determine.  In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Common Shares are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares of the Company, the remaining property and assets of the Company.  The Preferred Shares are redeemable on the terms set forth in the Articles, are issuable in series and rank in priority to the Common Shares on a winding up, dissolution or liquidation in respect of the amount that is equal to the quotient obtained when the stated capital account for such shares is divided by the number of Preferred Shares then outstanding, together with declared and unpaid and any cumulative and unpaid dividends accrued  thereon, and thereafter the Preferred Shares are not entitled to any further distribution of the assets of the Company.  The board of directors may determine the designation, rights, and restrictions of each series of Preferred Shares, before their issue.

The Company currently has two formalized stock option plans for the granting of incentive stock options to the executive officers, senior managers, employees, directors and consultants (the "Plans").  As at May 31, 2005, the Plans provide that, subject to the requirements of the stock exchanges on which the Company’s shares are listed, the aggregate number of securities reserved for issuance under the Plans, together with the number of securities reserved for issuance under other outstanding incentive stock options and options for service, may not exceed 7,652,900 Common Shares.

As at May 31, 2005 the Company had 6,300,370 common share purchase warrants outstanding and exercisable to acquire up to 6,300,370 common shares of the Company from treasury at exercise prices ranging from $1.60 to $2.50 and expiry dates of June 30, 2005, August 21, 2005 and September 10, 2005.  The warrants contain provisions for adjustment of the number of common shares issuable upon exercise, or adjustment of the exercise price, upon the occurrence of certain events, including but not limited to a subdivision or consolidation of the common shares and certain forms of corporate reorganization.

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

MARKET FOR SECURITIES

Trading Price and Volume

The Company's shares are listed for trading through the facilities of the TSX under the symbol "ARZ", and on the American Stock Exchange ("AMEX") under the symbol AZK.   During the 12 months ended December 31, 2004, the Company's shares traded on the TSX as follows:

Month	Volume	High	Low
December 2004	2,276,339	$1.64	$1.35
November 2004	7,652,504	$1.69	$1.27
October 2004	4,544,878	$1.58	$1.33
September 2004	1,229,910	$1.57	$1.24
August 2004	2,395,835	$1.57	$1.35
July 2004	1,278,885	$1.58	$1.26
June 2004	1,948,865	$1.60	$1.36
May 2004	2,187,872	$1.60	$1.31
April 2004	1,944,529	$1.85	$1.46
March 2004	10,325,982	$1.73	$1.49
February 2004	2,444,340	$1.80	$1.51
January 2004	7,224,994	$2.18	$1.50

DIRECTORS AND OFFICERS

Name, Occupation and Security Holding

The following table sets forth all current directors and executive officers as of the date of this Annual Information Form, with each position and office held by them in the Company and the period of service as such.

Name, Position and Province and Country of Residence	Principal Occupation During the Past 5 Years	Served as a Director Since (3)(4)(5)(6)
Sargent H. Berner, (1) Director, British Columbia, Canada	Associate Counsel, January, 2005 to present and Partner, DuMoulin Black LLP, Barristers and Solicitors	1988(3)
Richard Faucher, (1) (2) Director, Quebec, Canada	President of Niocan Inc., a mineral resources company that owns niobium deposits in the Oka region, in Quebec.	1999(4)
David P. Hall, Director, Chairman, President and Chief Executive Officer, British Columbia, Canada	President and Chief Executive Officer of Aurizon Mines Ltd.	1988(3)
Julie A. Stokke Kemp, Corporate Secretary, British Columbia, Canada	Corporate Secretary, Aurizon Mines Ltd.	N/A
Frank A. Lang, Director, British Columbia, Canada	Mining Executive, The Lang Mining Group	1988(3)
Brian S. Moorhouse,(1) (2) Lead Director, British Columbia, Canada	President, Vega Management Corporation, a private investment management company.	1988(5)
Robert Normand, (2) Director, Quebec, Canada	Corporate Director	1999(6)

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

Name, Position and Province and Country of Residence	Principal Occupation During the Past 5 Years	Served as a Director Since (3)(4)(5)(6)
Ian S. Walton, Director, Executive Vice-President and Chief Financial Officer, British Columbia, Canada	Executive Vice-President and Chief Financial Officer of Aurizon Mines Ltd.	1993(6)

NOTES:

(1)

Denotes member of Executive Compensation and  Corporate Governance Committee

(2)

Denotes member of Audit Committee.

(3)

Terms of office as a director expires at the third next succeeding annual meeting of the shareholders subsequent to June 17, 2003.

(4)

Term of office as a director expires at the second next succeeding annual meeting of shareholders subsequent to May 17, 2005.

(5)

Term of office as a director expires at the third next succeeding annual meeting of the shareholders subsequent to June 15, 2004.

(6)

Terms of office as a director expires at the third next succeeding annual meeting of the shareholders subsequent to May 17, 2005.

David P. Hall, Chairman, President & Chief Executive Officer - Mr. Hall is a Chartered Accountant who has been involved in the management of mineral exploration, development and operating companies since 1981 and has been instrumental in securing project and equity financing.  Mr. Hall has been involved with Aurizon since its inception in 1988.

Ian S. Walton, Executive Vice-President, Chief Financial Officer and Assistant Corporate Secretary - Mr. Walton is a Chartered Accountant and has been involved with public companies in the mining industry for more than 20 years.  Mr. Walton is experienced with all aspects of mining finance, taxation and treasury functions.  Mr. Walton has been involved with Aurizon since its inception in 1988.

Julie A. Stokke Kemp, Corporate Secretary - Ms. Kemp is a member of the Canadian Society of Corporate Secretaries and has been involved in the mining industry since 1983, during which time she has been the Corporate Secretary of a number of public companies.  Ms. Kemp has been involved with Aurizon since its inception and is responsible for organizing Aurizon's legal and regulatory compliance activities.

Brian Moorhouse, Lead Director, Executive Compensation and Corporate Governance Committee Chairman and Audit Committee Member - Mr. Moorhouse is President of Vega Management Corporation, a private investment management company of which he is also the principal shareholder.  Mr. Moorhouse has a commerce degree with a major in economics and he formerly worked in the investment industry as an advisor with Nesbitt Thompson, Richardson Securities and Brink, Hudson & Lefever Ltd.  Mr. Moorhouse has extensive experience in financial markets and was instrumental in raising equity funds for Aurizon’s predecessor companies.  Mr. Moorhouse has been a Director of Aurizon since its inception in 1988.

Robert Normand, Audit Committee Chairman - Mr. Normand is a Chartered Accountant and was formerly Chief Financial Officer of Gaz Metropolitan.  He is a director of Quebecor World Inc., Cambior Inc., ING Canada Inc., Sportscene Restaurants Inc., Fonds Investissements Rea, Enerplus Fund, Commercial Alcohols Ltd., and Alter Moneta Inc. Mr. Normand joined Aurizon’s Board in June, 1999.

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

Sargent H. Berner,  Director, Executive Compensation and Corporate Governance Committee Member - Mr. Berner is an associate counsel of the Vancouver law firm of DuMoulin Black.  Mr. Berner is also a director of several junior resource companies.  Mr. Berner has been a Director of Aurizon since its inception in 1988.

Richard Faucher, Director, Audit Committee Member and Executive Compensation and Corporate Governance Committee Member - Mr. Faucher is a Professional Engineer and the President of Niocan Inc., a mineral resources company that owns niobium deposits in the Oka region, in Quebec.  Mr. Faucher is a metallurgist with experience in the management of large mining and metallurgical projects.  Mr. Faucher joined Aurizon’s Board in June, 1999.

Frank A. Lang, Director – Mr. Lang holds a B.A and M.A. from the University of British Columbia, and is a Professional Engineer.  Mr. Lang was named Developer of the Year by the Prospectors and Developers Association of Canada in 1986 for his role in the discovery of the Golden Giant Mine, Hemlo, Ontario.  Mr. Lang is the President of Cream Minerals Ltd., Honorary Chairman of Emgold Mining Corporation, Chairman of Acrex Ventures Inc., Chairman of Sultan Minerals Inc., Director of Valgold Resources Ltd., and Chairman of Abington Ventures Inc., all of which are mineral exploration companies.  Mr. Lang is a founding shareholder of Aurizon and has been a Director of Aurizon since its inception in 1988.

Control of Securities

As at May 31, 2005, the directors and executive officers of the Company as a group beneficially owned, directly or indirectly, or exercised control or direction over, an aggregate of 3,974,788 common shares of the Company, representing approximately 3.35% of the issued and outstanding common shares of the Company. The number and percentage of securities of each class of voting securities of the Company or any of its subsidiaries beneficially owned, directly or indirectly, or over which control or direction is exercised, by all directors and executive officers as a group, not being within the knowledge of the Company, has been furnished by the respective individuals.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Mr. Normand, a director of the Company, served as director of Concert Industries Ltd. when it and its Canadian operating subsidiaries announced on August 5, 2003 that it had filed for protection under the Companies' Creditors Arrangement Act ("CCAA"). The Company was restructured and a plan of compromise and arrangement for its operating subsidiaries was approved in December 2004 allowing them to emerge from the CCAA proceedings. Mr. Normand no longer serves as director of Concert Industries Ltd.

Other than as disclosed above, none of the Company's directors or executive officers or any shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company:

(a)

is, as at the date of this Annual Information Form or has been, within the ten years before the date of this Annual Information Form, a director or executive officer of any company, that while that person was acting in that capacity;

(i)

was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

(ii)

was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

(iii)

within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)

has, within the ten years before the date of this Annual Information Form, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, officer or shareholder.

Conflicts of Interest

Certain of the Company's directors and officers serve or may agree to serve as directors or officers of other reporting companies or have significant shareholdings in other reporting companies and, to the extent that such other companies may participate in ventures in which the Company may participate, the directors of the Company may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation.  In the event that such a conflict of interest arises at a meeting of the Company's directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms and such director will not participate in negotiating and concluding terms of any proposed transaction.  From time to time, several companies may participate in the acquisition, exploration and development of natural resource properties thereby allowing for their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program.  It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment.  Under the laws of the Province of British Columbia, the directors of the Company are required to act honestly, in good faith and in the best interests of the Company.  In determining whether or not the Company will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the degree of risk to which the Company may be exposed and its financial position at that time.  See also "General Development of Business - Risk Factors – Conflicts of Interest" above.

Mr. Robert Normand, a director of the Company, is also a director of Cambior Inc. and, as of January 11, 2005, Cambior Inc. owned 9.18% of the issued common shares of the Company.  In the event that a conflict of interest arises at a meeting of the Company's directors with respect to any proposed transaction involving Cambior Inc., Mr. Normand declares his interest, does not participate in negotiating and concluding terms of any such proposed transaction and abstains from voting.

LEGAL PROCEEDINGS

The Company was named as a defendant in a tort litigation class action launched by approximately 120 plaintiffs against nearly 150 defendants in the State of California.  The action is based on alleged exposure to silica.  The Company has never produced, manufactured or sold silica or silica based products.  A Request for Dismissal of the Company, without prejudice, was filed in the Superior Court of California, County of San Francisco, on May 7, 2004, and the Company has been advised that the plaintiff has voluntarily agreed to dismiss the Company from the lawsuit.

The Company is involved in litigation from time to time in the ordinary course of its business, which is not material to the Company’s financial condition, results of operations or cash flows.

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

AUDIT COMMITTEE INFORMATION

Audit Committee Mandate

The Company's audit committee has a charter (the "Audit Committee Charter") in the form attached to this Annual Information Form as Schedule "A".

Composition of the Audit Committee

The following are the members of the Company's audit committee:

Richard Faucher	Independent (1)	Financially literate (1)
Brian S. Moorhouse	Independent (1)	Financially literate (1)
Robert Normand	Independent (1)	Financially literate (1)

(1)

As defined by Multilateral Instrument 52-110 ("MI 52-110").

Relevant Education and Experience

A description of the education and experience of each audit committee member that is relevant to the performance of his or her responsibilities as an audit committee member may be found above under the heading "Directors and Officers: Name, Occupation and Security Holding".

External Auditor Services Fees (By Category)

The aggregate fees billed by the Company's external auditors, PricewaterhouseCoopers LLP, Chartered Accountants, of Vancouver, British Columbia, in the 12 months ended December 31, 2004 for audit services and for non-audit services were as follows:

Audit Fees(1)	Audit Related Fees	Tax Fees(2)	All Other Fees
90,000	3,000	14,900	1,500

Notes:

(1)

For the audit of Aurizon’s annual financial statements and services normally provided by the external auditor in connection with Aurizon’s statutory and regulatory filings.

(2)

The Company uses PWC for tax compliance, advice, and return preparation.  The Company chooses to use PWC for these services due to their  extensive knowledge of the Company’s activities and familiarity of its business and the associated cost savings resulting  from that knowledge base.

The Company has in place a policy concerning the engagement of non-audit services see Appendix I of the Audit Committee Charter, Schedule “A”.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

No director, executive officer or principal shareholder of the Company, or any associate or affiliate of the foregoing, has had any material interest, direct or indirect, in any transaction within the three most recently completed financial years or during the current financial year prior to the date of this Annual Information Form that has materially affected or will materially affect the Company.

TRANSFER AGENTS AND REGISTRARS

The transfer agents and registrars for the common shares of the Company are Computershare Trust Company of Canada, 510 Burrard Street, Vancouver, British Columbia, Canada, V6B 5A1 and Computershare Investor Services of Denver, Colorado.

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

MATERIAL CONTRACTS

There are no contracts of the Company, other than contracts entered into in the ordinary course of business, that are material to the Company and that were entered into by the Company within the most recently completed financial year or were entered into prior to such year and are still in effect.  Subsequent to the Company’s December 31, 2004, year end, the Company entered into an agreement with Cambior to sell to Cambior the Company’s 50% interest in the Sleeping Giant Mine for $5 million.  See “General Development of the Business – Three Year History”

INTERESTS OF EXPERTS

Names of Experts

PricewaterhouseCoopers LLP ("PWC") at Suite 700, 250 Howe Street, Vancouver, British Columbia, V6C 3S7, are the auditors for the Company.  PWC certified the auditors’ report on the annual financial statements of the Company for the year ended December 31, 2004.

Ghislain Fournier, a "qualified person" for the purposes of National Instrument 43-101, is the author responsible for the preparation of an internal technical report dated June 9, 2005, entitled "Technical Report, Casa Berardi Property, Northwestern Quebec".

Interests of Experts

To the knowledge of the Company, none of the experts named under "Names of Experts", holds or has received or will receive any registered or beneficial interests, direct or indirect, in any securities or other property of the Company or of one of the Company's associates or affiliates.

Mr. Ghislain Fournier is an employee of the Company.  Mr. Fournier owns less than 1% of the Company’s issued and outstanding share capital.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found on SEDAR at www.sedar.com.

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities, and securities authorized for issuance under equity compensation plans, where applicable, is contained in the Company’s Information Circular for its most recent annual general meeting of securityholders that involved the election of directors.

Additional financial information is provided in the Company’s consolidated financial statements and management's discussion and analysis for the 12 months ended December 31, 2004.

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

SCHEDULE "A"

AUDIT COMMITTEE CHARTER

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

AURIZON MINES LTD.

Audit Committee Charter

I.

Mandate

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its financial oversight responsibilities by reviewing:  the financial reports and other financial information provided by the Company to any governmental body or other stakeholders; the Company’s systems of internal controls regarding finance, accounting, and the Company’s auditing, accounting and financial reporting processes.  Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels.  The Audit Committee’s primary duties and responsibilities are to:

•

Serve as an independent and objective party to monitor the Company’s financial reporting and internal control system and review the Company’s financial statements and Managements’ Discussion and Analysis (“MDA”).

•

Review and appraise the performance of the Company’s external auditors.

•

Provide an open avenue of communication among the Company’s auditor, financial and senior management and the Board of Directors.

II.

Composition

The Audit Committee shall be comprised of three directors as determined by the Board, each of whom shall be unrelated directors, free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

All members of the Audit Committee shall be financially literate and have a working familiarity with basic finance and accounting practices.  At least one member of the Committee shall have accounting or related financial management expertise.  The definition of “financially literate” is the ability to read and understand a balance sheet, an income statement and a cash flow statement.  The definition of “accounting or related financial management expertise” is the ability to analyze and interpret a full set of financial statements, including the notes attached thereto, in accordance with Canadian generally accepted accounting principles.

The members of the Committee shall be elected by the Board at its first meeting following the annual shareholders’ meeting.  Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by a majority vote of the full Committee membership.

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

III

Meetings

The Committee shall meet a least quarterly, or more frequently as circumstances dictate.  As part of its job to foster open communication, the Committee should meet at least annually with the Chief Financial Officer and the independent auditors in separate sessions.

IV

Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee shall:

Documents/Reports Review

1.

Review and update this Charter annually.

2.

Review the organization’s annual financial statements, MD&A and any reports or other financial information (other than quarterly financial statements, which are reviewed by the full Board of Directors) and submitted to any governmental body, or to the public, including any certification, report, opinion, or review rendered by the independent auditors.

External Auditors

3.

Review annually the performance of the external auditors and ensure their independence after reviewing all significant relationships they have with the Company.

4.

Recommend to the Board of Directors the selection of the independent auditors and approve the fees and other compensation to be paid.

5.

At each meeting, consult with the external auditors, without the presence of management, about the quality of the Company’s accounting principles, internal controls and the completeness and accuracy of the organization’s financial statements.

6.

Review with management and the external auditors the audit plan for the year-end financial statements and intended template for such statements.

7.

Review and pre-approve all audit and audit-related services, and any non-audit services that exceed $25,000, provided by the Company’s external auditors.  It was noted that management is required to report all non-audit services to the Audit Committee on an annual basis.

Financial Reporting Processes

8.

In consultation with the external auditors, review with management the integrity of the organization’s financial reporting process, both internal and external.

9.

Consider the external auditors’ judgments about the quality and appropriateness of the Company’s accounting principles.

10.

Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the external auditors and management.

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

11.

Review significant estimates made by management in the preparation of the financial statements and the view of the external auditors as to appropriateness of such estimates.

12.

Following completion of the annual audit, review separately with management and the external auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

13.

Review any significant disagreement among management and the external auditors in connection with the preparation of the financial statements.

14.

Review with the external auditors and management the extent to which changes and improvements in financial or accounting practices have been implemented.

15.

Review any complaints or concerns about any questionable accounting or auditing matters.

16.

Ensure that the procedures and processes required to comply with the Sarbanes Oxley certification requirements are in place and are effective..

17.

Review internal control process and ensure compliance with new regulatory requirements.

Other

18.

Review management representation letter.

19.

Review any significant related-party transactions.

20.

Review the Financial Reporting Officers’ Code of Ethics and the Whistle Blowing Policy.

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005

V.

Annual Work Plan

	Quarterly	Fourth Quarter	First Quarter
Review audit plan		X
Review accounting systems and procedures and internal controls.		X
Review auditors’ engagement letter		X
Review financial and accounting human resources		X
Review Committee’s charter and membership		X
Review auditors’ letter of recommendations regarding internal controls.			X
Review and recommend year-end financial statements for approval by the Board			X
Review and recommend year-end MD&A for approval by the Board			X
Review external auditors’ work and independence and fees			X
Recommend auditors for the ensuing year			X
Review and reassess the adequacy of the Code of Ethics for Financial Reporting Officers			X
Review the Company’s Form 20-F filing			X
Review management’s representation letter			X
Review any proposed prospectus filings
Review and reassess the adequacy of the Whistle Blowing Policy			X
Review and pre-approve Audit, Audit-related, Tax and All Other Services as set out in Apendix II of the Audit and Non-Audit Services Pre-Approval Policy			X
Review and approve interim financial statements and related MD&A	X	X
Review Disclosure and Certification Process	X

This Audit Committee Charter, as amended from time to time, was initially adopted by the Board of Directors of Aurizon Mines Ltd. on the 3rd day of April 2003.

By order of the Board of Directors

AURIZON MINES LTD.

AURIZON MINES LTD.	REVISED INITIAL ANNUAL INFORMATION FORM	JUNE 9, 2005